UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Reliant Bancorp, Inc.
(Name of Registrant as Specified in its Charter)

N/A
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0 -11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Reliant Bancorp, Inc.
1736 Carothers Parkway, Suite 100
Brentwood, Tennessee 37027

April 8, 2021
Dear Fellow Shareholder:
You are cordially invited to attend the 2021 annual meeting of shareholders (the “Annual Meeting”) of Reliant Bancorp, Inc. (the “Company”), which will be held on Thursday, May 13, 2021, at 5:00 p.m., Central Time, at the Company’s offices located at 6100 Tower Circle, Suite 120, Franklin, Tennessee 37067.
From any vantage point, and by any measure, 2020 was an unprecedented year replete with unique challenges. Through it all, the Company adapted and adjusted to safeguard our performance and meet our commitments. Our priority throughout the year was, and continues to be, ensuring that we support our employees, customers, communities, and shareholders.
Currently, as the markets in which we operate continue reopening, we intend to hold our Annual Meeting in person. However, we are sensitive to public health and travel concerns our shareholders may have and recommendations public health officials may issue in light of the continuing and evolving coronavirus (COVID-19) pandemic. Annual Meeting attendees will be strongly encouraged to observe applicable public health guidance with respect to COVID-19, including wearing masks and social distancing. Based on public health guidance, we may impose additional procedures or limitations on meeting attendees or may decide to hold the Annual Meeting solely by means of remote communication (i.e., a virtual-only meeting). We plan to announce any such updates on our website (https://www.reliantbank.com/meeting), and we encourage you to check this website prior to the Annual Meeting if you plan to attend.
As a way to provide greater access and convenience to our shareholders, if you are unable to attend the Annual Meeting in person, the Annual Meeting will be broadcast live on our website (https://www.reliantbank.com/meeting), and an archive of the webcast will be available on this website for 30 days following the Annual Meeting. Related presentation materials will be posted to the Company’s website (https://www.reliantbank.com/meeting) prior to the Annual Meeting. Please note that shareholders accessing the webcast will not be considered present at the Annual Meeting solely by reason of accessing the webcast and will not be able to vote or revoke a proxy remotely via the webcast. Therefore, to ensure that your shares are represented and voted at the Annual Meeting, the Company encourages you to vote your shares as soon as possible by Internet, by telephone, or, if you have requested to receive printed proxy materials, by completing and returning the proxy or voting instruction card enclosed with those materials. In addition, shareholders will not be able to ask questions in real time via the live webcast; however, shareholders may submit questions in advance of the Annual Meeting by sending them via the secure form located on our website (https://www.reliantbank.com/meeting). All questions must be received by 11:59 p.m., Central Time, on May 11, 2021.
The Company asks that any shareholders who do plan to attend the Annual Meeting please notify the Company at least 24 hours in advance of the Annual Meeting by contacting us at (615) 221-2087, emailing us at AnnualMeeting@reliantbank.com, or writing to Reliant Bancorp, Inc., 6100 Tower Circle, Suite 120, Franklin, Tennessee 37067, Attention: Chief Executive Officer.
Please review the Notice of Annual Meeting of Shareholders and proxy statement enclosed with this letter which describe the formal business to be transacted at the Annual Meeting.

Please take this opportunity to become involved in the affairs of the Company. Whether or not you expect to be present at the Annual Meeting, please vote your shares as soon as possible by Internet, by telephone, or if you have requested to receive printed proxy materials, by completing and returning the proxy or voting instruction card enclosed with those materials. This will not prevent you from voting in person at the Annual Meeting, but will help us to secure a quorum and avoid added solicitation costs. If you decide later to attend the Annual Meeting, you may withdraw your proxy at any time and vote your shares in person.
Sincerely,

DeVan D. Ard, Jr.
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Notice is hereby given that Reliant Bancorp, Inc. (the “Company”) will hold its 2021 annual meeting of shareholders (the “Annual Meeting”) on Thursday, May 13, 2021, at 5:00 p.m., Central Time, at the Company’s offices located at 6100 Tower Circle, Suite 120, Franklin, Tennessee 37067. The Annual Meeting is being held for the following purposes:
•	To elect 12 directors to serve until the 2022 annual meeting of shareholders and until their successors have been duly elected and qualified.
•	To hold a non-binding advisory vote on the compensation of the Company’s named executive officers.
•	To hold a non-binding advisory vote on the frequency of holding non-binding advisory votes on the compensation of the Company’s named executive officers.
•	To ratify the appointment of Maggart & Associates, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.
•	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
The Company’s board of directors has fixed the close of business on March 24, 2021, as the record date for determining Company shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.
While we intend to hold our Annual Meeting in person, we are sensitive to public health and travel concerns our shareholders may have and recommendations public health officials may issue in light of the continuing and evolving coronavirus (COVID-19) pandemic. Those that attend the Annual Meeting will be strongly encouraged to observe applicable public health guidance with respect to COVID-19, including wearing masks and social distancing. In addition, we may impose additional procedures or limitations on meeting attendees or may decide to hold the Annual Meeting solely by means of remote communication (i.e., a virtual-only meeting). We plan to announce any such updates on our website (https://www.reliantbank.com/meeting), and we encourage you to check this website prior to the Annual Meeting if you plan to attend.
As a way to provide greater access and convenience to our shareholders, if you are unable to attend the Annual Meeting in person, the Annual Meeting will be broadcast live on our website (https://www.reliantbank.com/meeting), and an archive of the webcast will be available on this website for 30 days following the Annual Meeting. Related presentation materials will be posted to the Company’s website (https://www.reliantbank.com/meeting) prior to the Annual Meeting. Please note that shareholders accessing the webcast will not be considered present at the Annual Meeting solely by reason of accessing the webcast and will not be able to vote or revoke a proxy remotely via the webcast. Therefore, to ensure that your shares are represented and voted at the Annual Meeting, the Company encourages you to vote your shares as soon as possible by Internet, by telephone, or, if you have requested to receive printed proxy materials, by completing and returning the proxy or voting instruction card enclosed with those materials. In addition, shareholders will not be able to ask questions in real time via the live webcast; however, shareholders may submit questions in advance of the Annual Meeting by sending them via the secure form located on our website (https://www.reliantbank.com/meeting). All questions must be received by 11:59 p.m., Central Time, on May 11, 2021.
Shareholders who plan to attend the Annual Meeting are asked to notify the Company at least 24 hours in advance of the Annual Meeting by contacting us at (615) 221-2087, emailing us at AnnualMeeting@reliantbank.com, or writing to Reliant Bancorp, Inc., 6100 Tower Circle, Suite 120, Franklin, Tennessee 37067, Attention: Chief Executive Officer.

Each of the above-described matters to be voted on by the Company’s shareholders at the Annual Meeting is described in the accompanying proxy statement, which we urge you to read carefully.
By Order of the Board of Directors,

Christy Porch
Corporate Secretary
Brentwood, Tennessee
April 8, 2021

i

ii

RELIANT BANCORP, INC.
1736 Carothers Parkway, Suite 100
Brentwood, Tennessee 37027

April 8, 2021
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 13, 2021

MEETING AND VOTING INFORMATION
This Proxy Statement (this “Proxy Statement”) is furnished by Reliant Bancorp, Inc., a Tennessee corporation, on behalf of its board of directors (the “board of directors” or the “board”), in connection with Reliant Bancorp, Inc.’s 2021 Annual Meeting of Shareholders (the “Annual Meeting”), and any adjournment or postponement thereof, which is being held for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the accompanying proxy card are first being mailed or made available to shareholders on or about April 8, 2021. When used in this Proxy Statement, the terms “we,” “us,” “our,” “Reliant Bancorp,” and the “Company” refer to Reliant Bancorp, Inc., and the “Bank” refers to our wholly owned subsidiary, Reliant Bank, a Tennessee banking corporation.
INFORMATION ABOUT THE ANNUAL MEETING
When is the Annual Meeting and where will it be held?
The Annual Meeting will be held at 5:00 p.m., Central Time, on Thursday, May 13, 2021, at the Company’s offices located at 6100 Tower Circle, Suite 120, Franklin, Tennessee 37067.
What proposals will be voted upon at the Annual Meeting?
There are four proposals scheduled for a vote at the Annual Meeting:
(1)	The election of 12 directors to serve until the 2022 annual meeting of shareholders and until their successors have been duly elected and qualified (“Proposal 1”);
(2)	A non-binding advisory vote on the compensation of the Company’s named executive officers (“Proposal 2”);
(3)	A non-binding advisory vote on the frequency of holding non-binding advisory votes on the compensation of the Company’s named executive officers (“Proposal 3”); and
(4)	The ratification of the appointment of Maggart & Associates, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 (“Proposal 4”).
We will also, at the Annual Meeting, conduct such other business as may properly come before the meeting or any adjournment or postponement thereof. As of the date of this Proxy Statement, we are not aware of any additional matters that will be presented for consideration at the Annual Meeting.
What are the recommendations of the board of directors?
Our board recommends that you vote:
•	“FOR” the election of each of the 12 director nominees named in this Proxy Statement;
•	“FOR” the non-binding advisory approval of the compensation of our named executive officers;
•	“FOR” “ONE YEAR” as it relates to the frequency of holding future non-binding advisory votes on the compensation of our named executive officers; and
•	“FOR” the ratification of the appointment of Maggart & Associates, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

INFORMATION ABOUT VOTING
Who is entitled to vote at the Annual Meeting?
Only shareholders of record at the close of business on the record date, March 24, 2021 (the “Record Date”), which was selected by our board of directors, are entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. As of the close of business on the Record Date, the Company had 16,385,222 shares of our common stock outstanding.
How do I vote?
For Proposal 1 (election of director nominees), Proposal 2 (non-binding advisory vote on the compensation of the Company’s named executive officers), and Proposal 4 (ratification of independent registered public accounting firm), you may vote “FOR” or “AGAINST” such proposals or “ABSTAIN” from voting. For Proposal 3 (non-binding advisory vote on the frequency of holding non-binding advisory votes on the compensation of the Company’s named executive officers), you may vote for such future non-binding advisory votes to occur “EVERY ONE YEAR,” “EVERY TWO YEARS,” “EVERY THREE YEARS,” or “ABSTAIN” from voting on the proposal. The procedures for voting are set forth below.
Shareholder of Record: Shares Registered Directly in Your Name. You may vote by completing, signing, and dating the enclosed proxy card where indicated and mailing the proxy card in the postage-prepaid envelope provided, or you may vote in person at the Annual Meeting. You may also vote by giving your proxy authorization over the Internet or by telephone. Whether or not you plan to attend the Annual Meeting, we encourage you to vote by proxy or to give your proxy authorization to ensure that your votes are counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy or given your proxy authorization.
•	To give your proxy authorization over the Internet, go to the website address set forth on the enclosed proxy card and follow the instructions provided on the website.
•	To give your proxy authorization by telephone, dial the toll-free telephone number listed on your proxy card using a touch-tone telephone and follow the recorded instructions.
•
To vote using a proxy card, complete, sign and date the proxy card and return it promptly in the postage-prepaid envelope provided. If your signed proxy card is received by 11:59 p.m., Eastern Time, on May 12, 2021, then we will vote your shares as you direct.

•	To vote in person, attend the Annual Meeting and we will provide you with a ballot when you arrive.
Beneficial Owner: Shares Registered in the Name of Broker, Bank, or Other Agent. If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received the proxy materials from that organization rather than from the Company. As a beneficial owner, you have the right to direct your broker, bank, or other agent about how to vote the shares in your account. You should follow the instructions provided by your broker, bank, or other agent regarding how to vote your shares.
How many votes do I have?
For each proposal to be voted upon, you have one vote for each share of common stock that you owned as of the close of business on the Record Date.
What if I return a proxy card but do not make specific choices?
Properly completed and returned proxies will be voted as instructed on the proxy card. If you are a shareholder of record and you return a signed and dated proxy card without marking any voting selections, the proxyholders will vote your shares in the manner recommended by our board of directors as described above in “What are the recommendations of the board of directors?” If any other matter is properly presented at the Annual Meeting, the proxyholders will vote your shares as recommended by the board of directors or, if no recommendation is given, will vote your shares using their discretion. If any director nominee named in this Proxy Statement becomes unavailable for election for any reason prior to the vote at the Annual Meeting, the board of directors may reduce the number of directors to be elected or substitute another person as a nominee, in which case the proxyholders will vote for the substitute nominee.

If your shares are held by your broker, bank, or other agent as your nominee, you will need to obtain a proxy card from the organization that holds your shares and follow the instructions on that form regarding how to instruct your broker, bank, or other agent to vote your shares. Brokers, banks, or other agents that have not received voting instructions from their clients cannot vote on their clients’ behalf with respect to proposals that are not “routine” but may vote their clients’ shares on “routine” proposals. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Proposals 1, 2, and 3 are considered non-routine matters. Proposal 4 is considered a routine matter. Therefore, your broker has discretionary authority to vote your shares with respect to Proposal 4. In the absence of specific instructions from you, your broker does not have discretionary authority to vote your shares with respect to Proposals 1, 2, or 3. Although broker non-votes are counted as shares that are present at the Annual Meeting and entitled to vote for purposes of determining the presence of a quorum, they will not be counted as votes cast and will not have any effect on voting for the non-routine proposal presented at the Annual Meeting.
Can I change my vote?
Yes. If you are the record holder of your shares, you may change your vote by revoking your proxy in any of the following ways:
•	You may change your vote at any time before the proxy is exercised by resubmitting your vote via the Internet or by telephone;
•	You may submit another properly completed proxy card bearing a later date which is received by 11:59 p.m., Eastern Time, on May 12, 2021;
•
You may send a written notice that you are revoking your proxy to Reliant Bancorp, Inc., 6100 Tower Circle, Suite 120, Franklin, Tennessee 37067, Attention: Chief Financial Officer, which must be received by 11:59 p.m., Central Time, on May 12, 2021; or

•
You may attend the Annual Meeting and notify the election officials that you wish to revoke your proxy and vote in person. However, your attendance at the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank, or other agent as your nominee, you should follow the instructions provided by your broker, bank, or other agent.
How many shares must be present to constitute a quorum for the Annual Meeting?
A quorum of shares is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented at the Annual Meeting. As of the close of business on the Record Date, there were 16,385,222 shares of common stock outstanding. Thus, 8,192,612 shares of common stock must be represented at the Annual Meeting to have a quorum.
Your shares will be counted towards the quorum if you vote in person at the Annual Meeting, submit a valid proxy (or one is submitted on your behalf by your broker, bank, or other agent) or give your proxy authorization over the Internet or by telephone. Additionally, abstentions and broker non-votes will also be counted towards the quorum requirement. Shareholders using the webcast option to listen to the Annual Meeting will not be counted as present; therefore, these shareholders will need to vote by proxy prior to the Annual Meeting if they wish for their shares to count as present for quorum purposes at the Annual Meeting. If there is no quorum, the Chairman of the Annual Meeting may adjourn or postpone the meeting until a later date.
How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting who will separately count (i) “FOR” and “AGAINST” votes, abstentions, if any, and broker non-votes, if any, with respect to Proposal 1 (election of director nominees) and Proposal 2 (non-binding advisory vote on the compensation of the Company’s named executive officers); (ii) “ONE YEAR,” “TWO YEARS,” “THREE YEARS,” votes, abstentions, if any, and broker non-votes, if any, with respect to Proposal 3 (non-binding advisory vote on the frequency of holding non-binding advisory votes on the compensation of the Company’s named executive officers); and (iii) “FOR” and “AGAINST” votes, and abstentions, if any, with respect to Proposal 4 (ratification of independent registered public accounting firm).

How many votes are needed to approve each proposal?
The following table sets forth, among other things, the vote required for approval of each of the proposals to be presented at the Annual Meeting:
Proposal Number	Proposal	Vote Required for Approval	Effect of Abstentions	Broker Discretionary Voting Allowed?	Effect of Broker Non-Votes
1	Election of Director Nominees	For each nominee, a majority of the votes cast must be “For” election*	No effect; not treated as a vote cast, except for quorum purposes	No	No Effect

2	Non-Binding Advisory Vote on the Compensation of our Named Executive Officers	Votes cast “For” exceed “Against” votes	No effect; not treated as a vote cast, except for quorum purposes	No	No Effect

3	Non-Binding Advisory Vote on the Frequency of Holding Non-Binding Advisory Votes on the Compensation of our Named Executive Officers	The option that receives the highest number of votes will be deemed to have been selected by shareholders	No effect; not treated as a vote cast, except for quorum purposes	No	No Effect

4	Ratification of Independent Registered Public Accounting Firm	Votes cast “For” exceed “Against” votes	No effect; not treated as a vote cast, except for quorum purposes	Yes	Not Applicable
*
Our Corporate Governance Guidelines require that, in an uncontested election of directors (i.e., an election where the number of nominees is not greater than the number of directors to be elected), any nominee for director who is an incumbent director and who receives a greater number of votes “against” his or her election than votes “for” his or her election must promptly tender his or her resignation to the Chairman of our board of directors following the shareholders’ meeting at which the election is held. The Nominating and Corporate Governance Committee of the board (the “NCGC”) must promptly consider any such resignation (taking into consideration such factors deemed relevant, including those set forth in our Corporate Governance Guidelines) and recommend to the board whether to accept or reject the tendered resignation. The Corporate Governance Guidelines provide that the board of directors will act on the NCGC’s recommendation no later than 90 days following the date of the shareholders’ meeting at which the election occurred, taking into consideration the factors considered by the NCGC and any additional information and factors the board believes to be relevant. Following the board’s decision on the NCGC’s recommendation, the Company must disclose the board’s decision, providing a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting a tendered resignation, in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”). If a resignation is accepted by the board of directors, the NCGC must recommend to the board whether to fill the resulting board vacancy or to reduce the size of the board. Any director who tenders such a resignation is not permitted to participate in the process outlined above.

How can I obtain the results of the voting at the Annual Meeting?
Within four business days after the conclusion of the Annual Meeting, the Company will file a Current Report on Form 8-K with the SEC that announces the final voting results.
Who can help answer any questions I may have?
Shareholders who have questions about the matters to be voted on at the Annual Meeting or how to submit a proxy, or who desire additional copies of this Proxy Statement, should contact us by mail at Reliant Bancorp, Inc., 6100 Tower Circle, Suite 120, Franklin, Tennessee 37067, Attention: Chief Executive Officer, or by telephone at (615) 221-2087.

ENVIRONMENTAL, SOCIAL, AND CORPORATE GOVERNANCE
The Company is committed to sound environmental, social, and corporate governance (“ESG”) principles. We believe these principles define the integrity of the Company’s brand and drive our long-term success – with a focus towards increased revenue, reduced risks, and recognition as a sound community partner.
Delivering positive impacts through our ESG strategies and practices are an important company goal; therefore, we are including certain key components of our efforts and responsibilities below.
Environmental Responsibility
We understand the environmental impact associated with our use of natural resources. The Company also recognizes the importance of resource conservation, operating efficiency, and the proper disposal and management of waste. Through corporate policies and initiatives, we are committed to efficient operations, reduced reliance on natural resources, and minimizing landfill waste through recycling and reuse.
To minimize our direct carbon footprint, our corporate offices are housed in a leased facility that has been designated as a U.S. Green Building Council Leaders in Energy and Environmental Design (“LEED”) Gold certified building. Bank-owned branch facilities include an additional LEED certified location and another with solar panels to combat greenhouse gas emissions and reduce dependence on fossil fuels. Facility maintenance and remodeling projects are planned and executed with an awareness of and attention to energy conservation, including items such as occupancy sensing LED lighting, programmed heating, ventilation, and air conditioning (HVAC) systems, and plumbing practices focused on water conservation.
Because the Company understands recycling benefits the planet, recycling vendors are used for information technology (IT) equipment and confidential document destruction. The Company is also doing its part to help the environment with a focus on using less paper – providing an online account opening solution with electronic signatures and digital disclosures and adding a Company-wide digital signature solution to help reduce our impact on forests and other natural resources.
In addition, we provide numerous options for both commercial and consumer clients to minimize their carbon impact or otherwise improve the environmental impact of their operations, including electronic statements, online banking, and remote deposit capture. These options enable our clients to complete their routine banking transactions without the need to visit a retail location or use paper resources, further reducing the impact on the environment.
Social Responsibility
A strong and diverse team is critical to the Company’s success, and we are committed to fostering and preserving a culture of diversity and inclusion. Our diversity, equity, and inclusion (“DEI”) initiatives include practices and policies on recruitment and selection, fair compensation and benefits, professional development and training, and ongoing development of a work environment built on the premise of DEI that encourages and enforces respect, collaboration, and cooperation among all employees.
The Company’s DEI forward-strategy includes initiating a DEI taskforce, promoting awareness through training and internal workshops, analyzing and reviewing fair pay practices, and establishing goals to identify diverse talent for key enterprise and business-critical positions.
Giving back to our communities through involvement and outreach is another fundamental element of the Company’s mission, and we have a strong track record of financial support to nonprofits and charitable causes. Philanthropy is further supported by the Company’s Personal Enrichment Program (“PEP”), which gives employees paid time off to encourage their participation in volunteer activities. Through PEP, employees have a voice in the causes the Company supports – aligning charitable giving between the Company and our employees.
The Company is committed to meeting the financial needs of the communities in which we serve. Offering a full range of deposit and lending products to commercial and consumer clients, including low and moderate-income consumers, small to medium-sized businesses, government entities, and non-profit organizations, we work closely with wide segments of our communities to provide solutions that are deep and diverse. This commitment resulted in the Bank being named “2021 Best Small Bank in Tennessee” by Newsweek. This was the publication’s first ranking of financial institutions that best serve their customers’ needs in today’s challenging times.

Corporate Governance
Strong corporate governance practices support our overall effectiveness and enable us to manage our business and maintain our integrity in the marketplace. We believe strong governance is required at all levels, from the board of directors to executive management and throughout our Company.
The board has established a set of Corporate Governance Guidelines, which address such matters as director qualifications, director nominations, board composition, director meetings, board committees, and other matters. The board believes such guidelines to be appropriate for the Company in its effort to maintain “best practices” as to corporate governance.
Our board consistently seeks to implement leading practices and policies in corporate governance, with an emphasis on maintaining the board’s independence to provide effective oversight of management and ensure accountability to our shareholders. Some of our key corporate governance practices and policies include (i) our shareholders elect directors annually; (ii) majority voting standard for the election of directors; and (iii) the board adopted a Lead Independent Director Charter that provides for a Lead Independent Director as long as our Chairman of the board is not an independent director within the meaning of the applicable rules and regulations of the SEC and the director independence standards of The Nasdaq Capital Market (“Nasdaq”) as currently in effect. For more information about our governance practices, please see “Corporate Governance.”

PROPOSAL 1

ELECTION OF DIRECTORS
Introduction
Our charter and bylaws provide that our board will consist of between five and 25 directors, with the precise number being determined by our board from time to time. The current size of our board is 13 directors.
Our directors are elected annually by our shareholders at our annual meetings of shareholders for one-year terms and serve until their successors are duly elected and qualified or until their earlier death, resignation, retirement, or removal.
Nominees and Vote Required to Elect Nominees
The board of directors currently has 13 members. Except for Homayoun (Homey) Aminmadani, who was not re-nominated to serve another term on the board due to our mandatory retirement age for directors, all current directors are up for election at the Annual Meeting.
Director nominees elected by our shareholders at the Annual Meeting will serve for a term to expire at the 2022 annual meeting of shareholders and, thereafter, until the election and qualification of their successors. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee named in this Proxy Statement will be unable to serve. There are no family relationships among any of the members of our board.
The nominees up for election at the Annual Meeting are as follows.
DeVan D. Ard, Jr.
Charles Trimble (Trim) Beasley
Robert E. (Brown) Daniel
William Ronald (Ron) DeBerry
Sharon H. Edwards
Darrell S. Freeman, Sr.
James (Jim) Gilbert Hodges
William Lawson Mabry
Connie S. McGee
Linda E. Rebrovick
Ruskin (Rusty) A. Vest
Michael E. Wallace
Assuming the presence of a quorum, in order for a director nominee to be elected at the Annual Meeting, a majority of the votes cast, in person or by proxy, at the Annual Meeting relative to the nominee must be “For” election of the nominee. Abstentions, broker non-votes, and failures to properly vote will have no effect on the outcome of the vote on a director nominee. If you submit a properly signed and dated proxy card but do not specify how you would like your shares to be voted, the persons named as proxies will vote your shares in accordance with the board of directors’ recommendations. If any of these nominees are unable or unwilling to serve if elected (which we do not anticipate), the persons named as proxies may vote instead for a replacement to be recommended by the board of directors, unless you specifically instruct the persons named as proxies otherwise.
Recommendation of our Board of Directors
OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

Information About Director Nominees
The following table shows for each director nominee as of April 1, 2021: (1) his or her name; (2) his or her age; (3) how long he or she has been a director of Reliant Bancorp or Reliant Bank; (4) his or her position(s) with Reliant Bancorp or Reliant Bank, other than as a director (if any); and (5) his or her principal occupation and business experience for the past five years. Except as otherwise indicated, each director has been engaged in his or her present principal occupation for more than five years.
Name (Age)	Director Since	Positions and Business Experience
DeVan D. Ard, Jr. (66)	2015
DeVan D. Ard, Jr. is the Chairman and Chief Executive Officer of both Reliant Bancorp and Reliant Bank. He is a 40-year banking veteran. He began his career with AmSouth Bank (which later merged with Regions Bank) in 1981 and held various positions through 2004 before leaving to form legacy Reliant Bank. Legacy Reliant Bank was started by a group of businessmen and women in 2006 as a full-service community bank headquartered in Brentwood, Tennessee. Prior to its merger with Commerce Union Bank, legacy Reliant Bank had grown to over $400 million in assets.

Playing an active role in the business and nonprofit community, Mr. Ard currently serves as a board member and previously served as chairman of the board of the We Are Building Lives Foundation and is a board member and finance committee member for the Middle Tennessee Council of Boy Scouts of America. Mr. Ard is also a member of the Rotary Club of Nashville, past chairman of the Adventure Science Center, past president of the PENCIL Foundation, and is a graduate of Leadership Nashville.

		Mr. Ard received his Master of Business Administration from the University of Alabama, Tuscaloosa, and received a Bachelor of Arts in Business Administration and History from Vanderbilt University.

		Qualifications: Mr. Ard has approximately 40 years of banking experience and has served on the board of directors of Reliant Bancorp and/or Reliant Bank (or its predecessor) for 15 years.

Charles Trimble Beasley (73)	2006
Charles Trimble Beasley is currently the president of Center Star, Inc., a research and development firm specializing in thermal reflective material properties. He graduated from Vanderbilt University with a Bachelor of Science in Engineering in 1970 and went on to earn a Master of Business Administration degree from the University of Tennessee in 1975. Mr. Beasley began his business career with Everett Beasley, Inc., serving as company president for 17 years before selling his business interest in 1997. Since that time, he has been involved in numerous small business ventures, and real estate investments. Mr. Beasley has served in the past as president of the Robertson County Cancer Society, president of the Robertson County Chamber of Commerce, president of the Springfield Rotary Club, and a member of the inaugural class of Leadership Middle Tennessee. He currently serves on the advisory committee of the Jennings A. Jones College of Business at Middle Tennessee State University. Additionally, Mr. Beasley has previously served on community bank boards, including First National Bank, Springfield and Farmers National Bank in Bowling Green, Kentucky.

Qualifications: Mr. Beasley has served on three bank boards with approximately 35 years of experience. He has served on every board committee, chaired several, and served as president of three companies. He also has a Master of Business Administration degree with a finance concentration.

Name (Age)	Director Since	Positions and Business Experience
Robert E. Daniel (52)	2018
Robert E. Daniel is founder and president of Compass Capital, LLC, an investment company located in Franklin, Tennessee, a position he has held since 1998. He is also a part owner and an officer of several privately held companies in the real estate, finance, and manufacturing industries.

Mr. Daniel is an active member in the Williamson County community, serving as the vice-chairman of the Williamson County Medical Center Board of Trustees. He previously served as chairman of the Boys and Girls Clubs of Franklin, and as chairman of the Thompson Station, Tennessee Planning Commission.

		Mr. Daniel was appointed to the board of directors of Reliant Bancorp following Reliant Bancorp’s merger with Community First, Inc. on January 1, 2018.

		Mr. Daniel is also a board member of the Bone and Joint Institute of Tennessee and the chairman of the Williamson County Public Building Authority.

		Mr. Daniel received a Bachelor of Science in Business Administration from the University of Richmond.

		Qualifications: Mr. Daniel has a broad range of business experience in manufacturing, real estate, and finance. He also had prior board experience at Community First Bank & Trust.

William Ronald DeBerry (73)	2006
William Ronald DeBerry is a director and the former chief executive officer of Reliant Bancorp. He received a Bachelor of Business Administration from the University of Mississippi in 1969 and received a Master of Business Administration from the University of Tennessee in 1977. After graduating from the University of Mississippi, Mr. DeBerry was commissioned a second lieutenant in the U.S. Army, serving on active duty from 1969 until 1971, including a tour of duty in Vietnam. Mr. DeBerry began his banking career with the former Commerce Union Bank (which later merged with Bank of America) in 1973. He was repeatedly promoted over the following decades, serving in an array of positions with increasing responsibility over strategic banking matters. Mr. DeBerry retired from Bank of America in January 2005, and on August 14, 2006, he established the new Commerce Union Bank, which was renamed Reliant Bank in 2015. Mr. DeBerry brings nearly 50 years of banking experience and knowledge to the board of directors.

Mr. DeBerry is an active member of the industry and the communities in which he works. He is a past director of the Tennessee Bankers Association. He serves as a board member and an executive committee member of the Middle Tennessee Council of Boy Scouts of America. He is a graduate of Leadership Nashville. He is a former president of the PENCIL Foundation and past director of the Robertson County Chamber of Commerce.

		Qualifications: Mr. DeBerry has nearly 50 years of banking experience.

Name (Age)	Director Since	Positions and Business Experience
Sharon H. Edwards (55)	2015
Sharon H. Edwards is currently the chief financial officer of Risk Strategies (RSC Insurance Brokerage, Inc.), a privately held national insurance broker and risk management company. Prior to this role, she served as chief operating officer of Risk Strategies, which she joined in 2019. Prior to Risk Strategies, she formerly served as the chief financial officer/finance director of Willis Towers Watson’s North America geography and Willis Towers Watson’s Corporate Risk & Broking Segment as well as the chief financial officer and chief administrative officer of Willis North America, Inc., all units of Willis Towers Watson Public Limited Company. Ms. Edwards served in multiple roles with Willis Towers Watson from 1991 to 2018 and has extensive financial and operational expertise.

Ms. Edwards is a certified public accountant, a chartered global management accountant and received a Bachelor of Science in Business Administration - Accounting from the University of Tennessee. Earlier in her career, Ms. Edwards worked for the public accounting firm of Arthur Andersen & Co. Ms. Edwards currently serves on the Board of Trustees for Pope John Paul II High School.

In 2011, Ms. Edwards was selected as one of Business Insurance magazine’s 2011 “Women to Watch.” Additionally, Ms. Edwards was selected as a Nashville Business Journal’s 2013 “Women of Influence” and was selected by Directors and Boards magazine in 2019 as a “Director to Watch.” She is a member of the National Association of Corporate Directors, Women Corporate Directors, Private Directors Association, AICPA, and the Tennessee Society of CPAs.

Qualifications: Ms. Edwards is a certified public accountant and a chartered global management accountant with experience in auditing companies both public and private. She also served for many years in numerous executive positions within a Fortune 500 public company. Additionally, she has had the experience of being responsible for operations and financial results for both private-equity backed and public global companies, and she has served as the program manager for multiple large scale acquisition integrations and system implementations.

Darrell S. Freeman, Sr. (56)	2015
Darrell S. Freeman, Sr. is the former chairman of Zycron, Inc., an information technology services and solutions firm he founded in 1991 in Nashville, Tennessee. Zycron employs more than 330 information technology professionals across the country. Mr. Freeman was an organizing director of legacy Reliant Bank. He is also the co-founder and chairman of Pinnacle Construction Partners, which provides a full range of preconstruction planning and construction management services for the public and private sector. He is the current chairman of the board of directors of S3 Asset Management. Mr. Freeman also serves on the board of directors of BlueCross BlueShield of Tennessee and Cross Country Healthcare, Inc. (Nasdaq: CCRN), headquartered in Boca Raton, Florida.

Mr. Freeman’s commitment to the Nashville community is evident through his completed, two-term service as chairman of the Nashville Chamber of Commerce. He is a former board member of Centennial Medical Center, and as former chairman of the 100 Black Men of Middle Tennessee, he led the organization to achieve chapter of the year in 2005. Other organizations for which Mr. Freeman serves or has served on the board are: Stonecrest Medical Center, Nashville Community Foundation, the Nashville Downtown Rotary Club, the Federal Reserve Advisory Board, the African American Museum of Music Art and Culture, Middle Tennessee State University Board of Trustees

Name (Age)	Director Since	Positions and Business Experience

(vice chairman), the Tennessee Board of Regents, and the Nashville Broadband Task Force. Mr. Freeman received a Bachelor of Science in Industrial Technology and received a Master in Industrial Studies, both from Middle Tennessee State University.

		Qualifications: Mr. Freeman has considerable previous experience in staffing, outsourcing, technology, and healthcare expertise, as well as his extensive background in business development.

James Gilbert Hodges (66)	2008
James Gilbert Hodges is the president of Hodges Group, Inc., a construction company he started in 1990. He currently directs the overall construction management, organization, and operations of all projects and related construction activities for the corporation. Over the course of more than 25 years, Mr. Hodges has succeeded in expanding his company’s portfolio, offering hundreds of services to his clients, and building Hodges Group, Inc. into a multi-discipline construction company. In addition to his work at Hodges Group, Inc., Mr. Hodges has served in leadership positions at various community organizations, including the Chamber of Commerce of Sumner County, Mayor’s Advisory Council, Leadership Middle Tennessee, Portland Planning Commission, and Sumner County Industrial Board. He has also been the recipient of numerous awards, such as Citizen of the Year, Small Business of the Year, the Industrial Excellence Award, and the Governor’s Excellence Award. Additionally, Mr. Hodges served for 12 years on the advisory board for Cumberland Bank. He brings decades of experience in construction and small business management to the board of directors.

		Qualifications: Mr. Hodges has decades of experience in construction and small business management.

William Lawson Mabry (65)	2020	William Lawson Mabry was appointed to the board of directors of Reliant Bancorp following Reliant Bancorp acquiring First Advantage Bancorp’s (“FABK”) on April 1, 2020.

William Lawson Mabry served on the boards of First Advantage Bank (“FAB”) and FABK from their inception in 2007 until the entities were acquired by Reliant Bancorp and Reliant Bank, respectively, in 2020. He was the chairman of the board of directors for both FABK and FAB. He also served as chairman and board member of First Federal Savings Bank, the predecessor of FAB.

Mr. Mabry was also an organizer and director of Heritage Financial Services, Inc. and Heritage Bank, a community bank in Clarksville, Tennessee. He served on the boards of both entities from 1989 until their acquisition by Old National Bank in 2000.

Mr. Mabry has been a real estate broker in Clarksville, Tennessee, since 1977. He is involved in land acquisition, development, and home construction in the Clarksville-Montgomery County real estate market.

Mr. Mabry is currently president of the Clarksville Academy Foundation, serves on the board of the Customs House Museum and is a member of the Trinity Episcopal Church finance committee. He has served previously on the boards of the Austin Peay State University Foundation, the Aspire Clarksville Foundation, Clarksville Academy, the Fort Campbell Historical Foundation, the Clarksville-

Name (Age)	Director Since	Positions and Business Experience

Montgomery County Library Foundation, the Clarksville-Montgomery County Public Library, the Clarksville River District Commission, and Leadership Clarksville. He was also a member of the Austin Peay State University Foundation Investment Committee.

		Mr. Mabry received a Bachelor of Science in English from Austin Peay State University in 1977.

Qualifications: Mr. Mabry’s business experience, prior banking experience, deep knowledge of real estate markets, and extensive contacts in the Middle Tennessee business community qualify him to serve as a director.

Connie S. McGee (60)	2019
Connie S. McGee is an experienced healthcare executive with a diverse background in technology sales, leading business development strategies, market research, consulting, and strategic account leadership. She has worked developing growth and expansion strategies for Fortune 500 companies such as Dell EMC, Intel Corporation, KPMG LLP, and Microsoft Corporation.

From 2017 until January 2021, she served as a member of the Microsoft Corporation leadership team supporting the global reorganization of Microsoft and its healthcare life sciences vertical. As a U.S. East Area Sales Director, she was responsible for various U.S. East geographical business units and oversaw the sales and technology account teams leading Microsoft’s go to market initiatives within the healthcare and life sciences vertical. Prior to joining Microsoft, Ms. McGee was an industry lead for business development initiatives for healthcare and life sciences with Intel Corporation, having joined Intel Corporation in 2015. Prior to Intel, Ms. McGee served as a senior vice president with the management consulting and public accounting firm, Pershing Yoakley & Associates, P.C., and had previously served in prior key leadership roles within Dell EMC and KPMG LLP.

Ms. McGee is a co-founder of the Evolve Women Foundation, a nonprofit organization that provides a platform of educational and developmental programs for women in STEM industries. She also serves as a co-advisor for the Women’s Business Collaborative (WBC), and she is a Walk of Fame Honoree of the Women Corporate Directors. Her previous board experience includes the Microsoft Women in Healthcare and Life Sciences Advisory Board for STEM initiatives, Intel Women’s Advisory Board, Tennessee Healthcare Information and Management Systems Society (HIMSS) Chapter President, Trinisys, LLC Advisory Board, and the Tennessee Regional Workforce Committee. In 2014, she was recognized by The Tennessean as one of the Top 25 CEO’s to Watch and was the recipient of the Nashville Lifestyles 2014 Top Women in Business Award. Ms. McGee received a Bachelor of Science in Business Administration from Athens University/University of Alabama Huntsville.

		Qualifications: Ms. McGee has significant experience in strategy and business management with over 20 years of experience in the healthcare technology industry.

Name (Age)	Director Since	Positions and Business Experience
Linda E. Rebrovick (65)	2019
Linda E. Rebrovick has over 40 years of business experience, including executive leadership roles for global technology, healthcare technology, and management consulting companies. She has over 25 years of experience serving on public and private company boards in the financial services, professional services, and healthcare technology industries.

Ms. Rebrovick has been the president of Impact Corporate Consulting, which provides business consulting services, since August 2018. Between April and July 2018, she was the chief executive officer of Integrated Healing Technologies, a medical technology company (“IHT”). On July 9, 2018, IHT filed for bankruptcy protection under the provisions of Chapter 7 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Middle District of Tennessee. From 2016 to 2018, Ms. Rebrovick was senior client partner of the healthcare practice, at Morgan Samuels, providing executive and director retained searches. Ms. Rebrovick was a candidate in 2014 and 2015 for the office of Mayor of the Metropolitan Government of Nashville and Davidson County. In addition, from 2009 to 2014, Ms. Rebrovick was the chief executive officer of Consensus Point, a global provider of innovative prediction market research technology solutions.

Ms. Rebrovick has served on the Reliant Bancorp and Reliant Bank board of directors since 2018. In 2018, Ms. Rebrovick was selected among “Directors to Watch” by Directors and Boards Annual Report. Ms. Rebrovick currently serves on the board of directors for the healthcare technology public company, HealthStream, Inc. (Nasdaq: HSTM). She serves on the HealthStream compensation and audit committees and previously served as the chair of its nominating and corporate governance committee for 14 years. Ms. Rebrovick also serves on the board of directors of a private company, Guidehouse, Inc., a global business consultancy serving the public and commercial sectors.

She was an organizer and, from 2001 to 2006, served as a member of the board of directors of Pinnacle Financial Partners, Inc., including its subsidiary Pinnacle Bank. From 1994 to 2000, Ms. Rebrovick served on the board of KPMG LLP, and was the board chair of the process and governance committee.

Ms. Rebrovick is a 2021 Advanced Leadership Initiative Fellow at Harvard University and she received a Bachelor of Science in Marketing from the Harbert College of Business, Auburn University, 1977. Ms. Rebrovick was selected as one of the university’s Top 400 Women Graduates of the past 100 years. She served as co-chair and co-founder of Women Corporate Directors, Tennessee for the past nine years. Ms. Rebrovick is currently a member of the board and chair of Development of the Nashville Entrepreneur Center and president and trustee of the board of Leadership Nashville. She previously served as board chair of Nashville Technology Council.

Qualifications: Ms. Rebrovick’s relevant qualifications also include her 25 years of public company and private company board experience. She was an organizer, board director, and member of the audit committee for six years with Pinnacle Financial Partners, Inc., including its subsidiary Pinnacle Bank. She served on the board of KPMG LLP for six years. Since 2001, Ms. Rebrovick has served on the board of HealthStream, Inc. and was the chair of its nominating and corporate governance committee for 14 years. She also serves on the board of directors of Guidehouse, Inc., a private-equity-backed portfolio company of Veritas Capital.

Name (Age)	Director Since	Positions and Business Experience
Ruskin A. Vest, Jr. (66)	2018
Ruskin A. Vest, Jr. is an entrepreneur and owner of several businesses in Maury County and surrounding areas. He is president and part-owner of Southeastern Shirt Corporation, a position he has held since 1986. He is the former executive vice president of Service Partners Industrial Products Co., LLC, a wholly owned subsidiary of Masco Corporation that is a building materials distributor, a position he held from 1984 to 2015.

		Mr. Vest is also an active member of the Maury County community and previously served on the executive committee of the Board of Trustees of the Webb School in Bell Buckle, Tennessee.

Mr. Vest’s wide variety of business experience, including manufacturing and real estate development, allows him to bring to the board of directors a broad understanding of a number of industries in which many of the Company’s clients operate. His active involvement in a number of community activities in the Company’s Maury County market allows him to contribute valuable insight to the board of directors on key developments in the Middle Tennessee market.

		Mr. Vest was appointed to the board of directors of Reliant Bancorp following Reliant Bancorp’s merger with Community First, Inc. on January 1, 2018.

		Qualifications: Mr. Vest has a variety of business experience which includes manufacturing and real estate development.

Michael E. Wallace (46)	2020
Michael E. Wallace, CPA/ABV, CVA served on the FABK board of directors from FABK’s inception in 2007 and on the FAB board of directors from 2006 until the entities were acquired by Reliant Bancorp and Reliant Bank, respectively, in 2020. He is the former chairman of the FABK audit committee. Mr. Wallace has over 25 years of experience in public accounting and is currently a partner in Thurman Campbell Group, LLC specializing in business valuations. He is a certified valuation analyst (“CVA”) and accredited in business valuation (“ABV”) by the American Institute of Certified Public Accountants. He is a member of the American Institute of Certified Public Accountants and the Tennessee Society of Certified Public Accountants.

		Mr. Wallace serves as chairman of the Finance Committee of Grace Community Church in Clarksville, Tennessee, and is on the board of Clarksville Academy.

Mr. Wallace received a Bachelor of Science in Accounting and a Master of Accountancy, both from Samford University. He has also passed the National Association of Securities Dealers Series 7 and Series 66 exams to qualify as a Registered Representative. Mr. Wallace is also a Personal Financial Specialist, as designated by the American Institute of Certified Public Accountants.

		Mr. Wallace was appointed to the board of directors of Reliant Bancorp following Reliant Bancorp’s merger with FABK on April 1, 2020.

		Qualifications: Mr. Wallace’s extensive accounting and business experience qualify him to serve as a director.

Information About Executive Officers
Set forth below is information about our executive officers, other than Mr. Ard, our Chairman and Chief Executive Officer, who is also a director nominee and discussed above.
Name (Age)	Executive Officer Since	Positions and Business Experience
Gerald Cooksey, Jr. (55) Chief Financial Officer	2020
Gerald (“Jerry”) Cooksey, Jr. is the Chief Financial Officer of Reliant Bancorp and Reliant Bank. Since Reliant Bancorp completed its acquisition of FABK, the parent company of FAB, in April 2020, Mr. Cooksey had been the Chief Administrative Officer of Reliant Bancorp and Reliant Bank until his appointment to Chief Financial Officer in May 2020. Until FAB merged with and into Reliant Bank in April 2020, Mr. Cooksey oversaw all of FAB’s accounting and operations, including internal policies and procedures, reporting, and regulatory compliance. Prior to joining FAB in 2012, Mr. Cooksey was senior vice president and controller for First Security Group, Inc./FSGBank in Chattanooga, Tennessee, where he led reporting and accounting for the $1.1 billion bank and holding company. Before that he was senior vice president and chief financial officer for Clayton Bank & Trust in Knoxville, Tennessee. Mr. Cooksey’s 30-year banking career includes executive management roles with other Tennessee-based institutions as well.

Mr. Cooksey received a Bachelor of Arts in Business Administration from Bellarmine University in Louisville, Kentucky, and a Master of Business Administration from Lincoln Memorial University in Harrogate, Tennessee.

William M. Fitzgerald, II (64) Chief Risk Officer	2020
William (“Bill”) M. Fitzgerald, II is the Chief Risk Officer of Reliant Bancorp and Reliant Bank. Prior to joining Reliant Bancorp and Reliant Bank in 2020, Mr. Fitzgerald, from December 21, 2016 to January 30, 2020, was an audit partner in the financial institutions group at Carr, Riggs & Ingram, LLC. Additionally, from May 1, 2015 to December 20, 2016, Mr. Fitzgerald worked at Rayburn | Fitzgerald PC where he served as principal and vice president and was in charge of the audit practice section for the firm. Mr. Fitzgerald has over 35 years of public accounting experience concentrating in financial institutions and public entities.

Mr. Fitzgerald received a Bachelor of Business Administration from Austin Peay State University. He is a certified public accountant and holds both the Certified Financial Services Auditor and the Certification in Risk Management Assurance designations from the Institute of Internal Auditors.

Name (Age)	Executive Officer Since	Positions and Business Experience
Alan L. Mims (60) Chief Credit Officer (Reliant Bank)	2017
Alan L. Mims has over 30 years of community and regional banking experience, primarily in lending. Mr. Mims joined Reliant Bank in 2017 as Chief Risk Officer and was promoted to Chief Credit Officer in 2018. Prior to joining Reliant Bank, he served as loan administrator/chief credit officer and vice chairman of the board of directors at CCB Community Bank in Andalusia, Alabama and senior loan officer at SouthTrust Bank of Covington County, N.A., in Opp, Alabama.

Immediately prior to joining Reliant Bank, Mr. Mims served for six years as case manager and senior examiner with the Federal Reserve Bank of Atlanta. There, Mr. Mims was commissioned as an examiner by the Federal Reserve Board of Governors. In addition to leading safety and soundness bank examinations, he was responsible for supervisory activities for a portfolio of community banks across the Federal Reserve’s Sixth District ranging in size from $31 million to $1.2 billion. In a special project encompassing two years, he also led a team of examiners in focused horizontal reviews of commercial real estate risk management for banks with concentrations.

Prior to his career in banking, Mr. Mims spent six years in public accounting. He is a certified public accountant in the state of Alabama and is a member of the Alabama Society of CPAs and the AICPA. Mr. Mims received his Bachelor of Business Administration with a concentration in accounting from Auburn University.

Mark E. Ryman (58) Chief Loan Officer (Reliant Bank)	2020
Mark E. Ryman has over 34 years of commercial and retail banking experience. Mark E. Ryman became the Chief Loan Officer of Reliant Bank in June 2020. Mr. Ryman has worked for Reliant Bank since September of 2005, where he most recently served as Reliant Bank’s Market President for Williamson and Davidson Counties and Commercial Banking Manager. Prior to join Reliant Bank in 2005, he held various roles with First American Bank, The Bank of Nashville, and Premier Bank of Brentwood.

		Mr. Ryman is a graduate of Tennessee Tech University, Belmont University’s Executive Leadership Program, and the Southeastern Schools of Banking.

Mark C. Seaton (43) Chief Accounting Officer and Controller	2020
Mark C. Seaton is the Senior Vice President, Chief Accounting Officer and Controller of Reliant Bancorp and Reliant Bank. Mr. Seaton is an experienced financial executive with approximately 20 years of financial institution accounting experience. Prior to joining Reliant Bancorp and Reliant Bank in 2020, he had been employed as senior vice president, controller of CapStar Bank in Nashville, Tennessee since 2014.

		Mr. Seaton received a Bachelor of Science in Accounting from Western Kentucky University.

Name (Age)	Executive Officer Since	Positions and Business Experience
John R. Wilson (64) President	2006
John Wilson joined legacy Reliant Bank in 2005 during its organization, served as Chief Loan Officer of legacy Reliant Bank until its merger with the Bank in 2015, and served as Chief Loan Officer of the Bank since the 2015 merger until his appointment as President of both Reliant Bancorp, Inc. and Reliant Bank in June 2020. Mr. Wilson has over 30 years of community and regional banking experience. Prior to joining legacy Reliant Bank in 2005, he launched Cumberland Bank’s entry into the Spring Hill, Tennessee, market, serving as community president. Mr. Wilson has also held positions at Tennessee National Bank, which was later acquired by Union Planters Bank, and First National Bank of Lewisburg, which was later acquired by Nations Bank.

Mr. Wilson has served on the board of directors for the Boys & Girls Club of Franklin and Williamson County for over 10 years, during which time he served as the club’s treasurer and the club’s chairman. Mr. Wilson is a graduate of the Tennessee School of Banking and the Graduate School of Banking of The South, Baton Rouge, Louisiana. He also received a bachelor’s degree from the University of Tennessee.

Kim York (57) Chief Strategy Officer (Reliant Bank)	2020
Kim York is the Chief Strategy Officer of Reliant Bank. Prior to joining Reliant Bank in 2017, Kim worked at Ascend Federal Credit Union where she was the vice president of marketing from 2002 to 2013 and senior vice president and chief marketing officer from 2013 to 2017 when she joined Reliant Bank. As Reliant Bank’s Chief Strategy Officer, Kim is the executive responsible for the overall experience of the company to customers, prospective customers, employees and the market. Her focus includes the approach and delivery of Reliant Bank’s services, communications and channels. She spearheads strategies and accountability to increase Reliant Bank’s visibility, enhance its reputation, inspire and motivate staff, increase relevancy and improve efficiencies. With more than 20 years of experience, she uses data analytics and a consultative approach to drive customer growth, retain Reliant Bank’s existing customer base and build relationships that increase share of wallet. Her areas of expertise include branding, culture, retail administration, traditional and digital channel marketing and buildout of an effective digital infrastructure for service delivery. Kim is an employee advocate who knows what employees experience in the workplace impacts their behavior with customers. She develops and implements initiatives that help define Reliant Bank’s culture while emphasizing social investment and personal enrichment, and she collaborates with stakeholders and customers throughout the organization and community to build closer relationships, strengthen the brand, and increase profitability.

CORPORATE GOVERNANCE
Overview
We are committed to having sound corporate governance principles, which are essential to running our business efficiently and maintaining our integrity in the marketplace. We understand that corporate governance practices change and evolve over time, and we seek to adopt and use practices that we believe will be of value to our shareholders and will positively aid in the governance of the Company. To that end, we regularly review our corporate governance policies and practices and compare them to the practices of other peer public companies. We will continue to monitor emerging developments in corporate governance and enhance our policies and procedures when required or when our board determines that it would benefit us and our shareholders.
In this section, we describe the roles and responsibilities of our board and its committees and describe our corporate governance policies and procedures and related documents. All of our standing board committees have written charters, which can be found on our website (https://www.reliantbank.com) under the tab titled “Investor Relations” followed by the tab titled “Governance Documents.” We will also provide a copy of any committee charter, our Corporate Governance Guidelines or our Code of Ethics and Business Conduct (the “Code of Ethics”) without charge upon written request sent to Reliant Bancorp, Inc., 6100 Tower Circle, Suite 120, Franklin, Tennessee 37067, Attention: Chief Executive Officer. Information that is presented or hyperlinked on our website is not incorporated by reference into this Proxy Statement.
Director Independence
The listing standards of Nasdaq require that independent directors comprise a majority of our board. Other than Mr. Ard, the board has determined that each of our directors is independent within the meaning of the applicable rules and regulations of the SEC and the director independence standards of Nasdaq as currently in effect. The board determined that Mr. Ard does not qualify as an independent director because he is currently an executive officer of the Company.
Board Meetings and Attendance
All of the directors of Reliant Bancorp also serve as directors of Reliant Bank. The Reliant Bank board and the Reliant Bancorp board each held 11 meetings in 2020. In 2020, all directors attended at least 75% of the aggregate total number of Reliant Bank and Reliant Bancorp board meetings, and meetings of the Reliant Bank and Reliant Bancorp board committees on which they served (to the extent held during the period for which the director was a member of the boards or a member of such board committees). The Company does not have a formal policy for director attendance at annual meetings of shareholders. Last year, all but one of the Company’s directors were present at (or attended telephonically as a result of the coronavirus (COVID-19) pandemic) the 2020 annual shareholders’ meeting.
In 2020, independent directors met twice in executive session, with no members of management and only independent directors being present. Ms. Edwards, the Lead Independent Director, presides at all executive sessions of independent directors.

Committees of our Board
Our board has the authority to establish committees to perform certain management and administrative functions. During 2020, our board had three standing committees: the Audit Committee (the “Audit Committee”), the NCGC, and the Human Resources and Compensation Committee (the “Compensation Committee”). Our board has adopted written charters for these committees. As necessary, from time to time, special committees may be established by our board to address certain issues. The following table shows the composition of each of the standing committees of our board as of December 31, 2020 and the number of times each committee met during 2020:
Name	Audit	Compensation	NCGC
Homayoun Aminmadani		X
Charles Trimble Beasley	X
Robert E. Daniel			X*
William Ronald DeBerry	X
Sharon H. Edwards	X*
Darrell S. Freeman, Sr.		X*
James Gilbert Hodges		X
William Lawson Mabry			X
Connie S. McGee	X
Linda E. Rebrovick			X
Ruskin A. Vest			X
Michael E. Wallace	X
Number of Meetings in 2020	14	7	7
*	Committee Chair
Audit Committee
Our Audit Committee currently consists of Ms. Edwards (Committee Chairperson), Mr. Beasley, Mr. DeBerry, Ms. McGee, and Mr. Wallace. Our Audit Committee charter requires that our Audit Committee be comprised entirely of independent directors. The committee is responsible for, among other things: monitoring the integrity of, and assessing the adequacy of, our financial statements, the financial reporting process, and our system of internal accounting and financial controls; assisting our board in ensuring compliance with laws, regulations, policies, and procedures; selecting our independent registered public accounting firm and assessing its qualifications, independence, and performance; monitoring the internal audit function; reviewing and, if appropriate, pre-approving all auditing and permissible non-audit services performed by the independent registered public accounting firm; and reviewing and, if appropriate, approving related-party transactions.
Our board has affirmatively determined that each of Ms. Edwards, Mr. Beasley, Mr. DeBerry, Ms. McGee, and Mr. Wallace satisfies the requirements for independence as an audit committee member under our Corporate Governance Guidelines and the Nasdaq listing standards and applicable SEC rules and regulations. Further, the board has determined that each of Ms. Edwards, Mr. Beasley, Mr. DeBerry, Ms. McGee, and Mr. Wallace satisfies the requirements for financial literacy under the Nasdaq listing standards and applicable SEC rules and regulations, and that each of Ms. Edwards and Mr. Wallace qualifies as an “audit committee financial expert” as defined in the SEC rules and satisfies the financial sophistication requirements of Nasdaq.
Compensation Committee
Our Compensation Committee currently consists of Mr. Mabry (Committee Chairperson), Mr. Aminmadani, Mr. Freeman, and Mr. Hodges. Our Compensation Committee charter requires that our Compensation Committee be comprised of at least three independent members of the board. The committee is responsible for, among other things, determining an appropriate salary for our Chief Executive Officer; reviewing our Chief Executive Officer’s recommendations for salary levels for other executive officers, and recommending appropriate changes, if applicable, to the board for approval; recommending to the board compensation and benefit plans for non-employee directors; administering shareholder-approved equity incentive plans; establishing an overall compensation philosophy and strategy for the Company’s executive officers; making recommendations to the board regarding our equity-based incentive programs; administering a performance review process for the Company’s executive officers; and

periodically reviewing and adopting a strategy for executive succession, recruitment, and retention. In addition, the committee annually reviews corporate objectives relevant to the compensation of our Chief Executive Officer and other executive officers and recommends compensation levels to the board based on this evaluation.
For more information, please see “Compensation Philosophy,” “Summary of Executive Compensation Practices,” “Compensation of Named Executive Officers,” and “Compensation of Directors” in this Proxy Statement.
Our board has determined that each member of our Compensation Committee meets the requirements for independence under the Nasdaq listing standards and applicable SEC rules and regulations, and qualifies as a “non-employee director” for purposes of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Nominating and Corporate Governance Committee
Our NCGC currently consists of Ms. Rebrovick (Committee Chairperson), Mr. Daniel, and Mr. Vest. Our NCGC charter requires that our NCGC be comprised of at least three independent members of the board. The committee is responsible for, among other things, identifying and recommending to our board qualified individuals to become directors; nominating individuals for election or appointment to the board and committees of the board; advising our board with respect to the roles and composition of committees; overseeing the evaluation and performance of our board; assisting our board in establishing and maintaining effective corporate governance practices; annually reviewing and reassessing our Corporate Governance Guidelines and recommending proposed changes resulting from such review and assessment to the board for approval; annually evaluating our board and committees and providing recommendations to help them function more effectively; and monitoring Company compliance in the areas of corporate governance pursuant to Nasdaq rules and best practices in order to report and make recommendations to the board with respect to such rules and best practices.
Our board has determined that each member of our NCGC meets the requirements for independence under the rules and regulations of Nasdaq and the SEC.
Board and Committee Self and Peer Evaluations
The board conducts annual self and peer evaluations and completes questionnaires to assess the qualifications, attributes, skills and experience represented on the board and to determine whether the board and its committees are functioning effectively. The NCGC oversees this annual review process. The NCGC annually assesses the skills required of the board to support appropriate governance and corporate oversight, and the NCGC conducts a board skills assessment as well as self and peer evaluations. The NCGC annually reports its findings from the self and peer reviews and other assessments to the full board along with any suggestions and recommendations for board improvement as part of the board’s annual evaluation process.
In addition, each committee annually reviews the qualifications and effectiveness of that committee and its members. Each year the board also reviews the Company’s governance documents and modifies them as appropriate. These documents include the charters for each board committee, our Corporate Governance Guidelines, our Code of Ethics, and certain other key policies and practices.
The board and each of the board committees will continue to monitor corporate governance developments and will continue to evaluate committee charters, duties, and responsibilities under our Corporate Governance Guidelines and Code of Ethics with the intention of maintaining full compliance with all applicable corporate governance requirements.
Board Leadership Structure
DeVan D. Ard, Jr. serves as our Chairman and Chief Executive Officer. Sharon H. Edwards serves as our Lead Independent Director. The Lead Independent Director provides leadership to (and reports to) the board of directors focused on enhancing effective corporate governance, provides a source of board leadership complementary to, collaborative with and independent of the leadership of the Chairman and Chief Executive Officer, and promotes best practices and high standards of corporate governance.
We believe this leadership structure is most appropriate for us because we believe having the Chief Executive Officer serve as Chairman fosters an alignment of various Company leadership duties. Additionally, the Company believes that having the person most familiar with all aspects of day-to-day operations lead the board of directors enhances accountability and effectiveness. Reliant Bancorp does not have a formal policy with respect to the separation or combination of the offices of Chairman of the board and Chief Executive Officer. Rather, the board has the discretion to combine or separate these roles as it deems appropriate from time to time, which provides the board with necessary flexibility to adjust to changed circumstances. In addition, the board adopted a Lead Independent Director Charter that provides for a Lead Independent Director as long as our Chairman is not an independent director within the meaning of the applicable rules and regulations of the SEC and the director independence standards of Nasdaq as currently in effect. The duties of the Lead Independent Director, as set forth in the Lead Independent Director Charter, among other things, are to: preside at meetings of the board at which the Chairman of the board is not present, including executive sessions of the independent directors; serve as a liaison between the independent directors and the Chairman of the board; work to ensure that the board functions with appropriate independence from management and other non-independent directors; and perform such other duties and responsibilities as may be given to the Lead Independent Director by the board from time to time.
Role of the Board in Risk Oversight
Oversight of risk management is a central focus of the board and its committees. The full board regularly receives reports both from committees and from management with respect to the various risks facing the Company and oversees planning and responding to them as appropriate. The Audit Committee currently has primary responsibility for oversight of financial risk and for oversight of the Company’s risk management processes, including those relating to litigation and regulatory compliance. Under its charter, the Audit Committee is required to discuss the Company’s risk assessment and risk management policies and to inquire about any significant risks and exposures and the steps taken to monitor and minimize such risks. The Compensation Committee is chiefly responsible for compensation-related risks. Under its charter, the Compensation Committee must discuss and review the key business and other risks the Company faces and the relationship of those risks to certain compensation arrangements. Each of these committees receives regular reports from management concerning areas of risk for which the committee has oversight responsibility.
Information Security and Technology Risk Management
The Company faces a variety of operational risks, including information security risks. Information security risks, such as evolving and adaptive cyber-attacks that are conducted regularly against large financial institutions to compromise or disable information systems, have generally increased in recent years. This trend is expected to continue for a number of reasons, including the proliferation of new technologies, an increase in technology-based products and services used by us and our customers, the growing use of mobile devices and cloud technologies, the ability to conduct more financial transactions online, and the increasing sophistication and activities of organized crime, hackers, terrorists, nation-states, activists, and other external parties or fraud on the part of employees.
We devote significant financial and non-financial resources to identify and mitigate threats to the confidentiality, availability, and integrity of our information systems. Reliant Bancorp regularly assesses the threats and vulnerabilities to our environment, so we can update and maintain our systems and controls to effectively mitigate these risks. Layered security controls are designed to complement each other to protect customer information and transactions. We regularly test our control environment utilizing practices such as penetration testing and more targeted assessments to ensure our controls are working as expected. We will continue to commit the resources necessary to mitigate these growing cyber risks, as well as continue to develop and enhance controls, processes, and technology to respond to evolving disruptive technology and to protect our systems from attacks or unauthorized access. In addition, the Company maintains a strong commitment to a comprehensive risk management program that includes due diligence and oversight of third-party relationships with vendors.
During the COVID-19 pandemic, we have experienced an increase in cyber events, such as phishing attacks and malicious traffic. However, our layered control environment, we believe, has effectively detected and prevented any material impact related to these events.
Our system of internal controls also incorporates an organization-wide protocol for the appropriate reporting and escalation of information security matters to management and the board, to ensure effective and efficient resolution and, if necessary, disclosure of any matters. The board is actively engaged in the oversight of our continuous efforts to reinforce and enhance our operational resilience and receives education to ensure its oversight efforts accommodate for the ever-evolving information security threat landscape. The board monitors our information management risk policies and practices primarily through the Audit Committee. The Audit Committee regularly reviews our cybersecurity and information technology practices.

Service Limitations on Other Boards of Directors
Our Corporate Governance Guidelines provide that directors must notify the Chairman of the board and the Chairperson of the NCGC in advance of accepting an invitation to serve on another company’s board of directors. The NCGC may consider whether such service may negatively affect the director’s ability to serve on the board. Generally, our Corporate Governance Guidelines provide that inside directors and non-employee directors who also serve as chief executive officer of a public company should not serve on more than two other public company boards of directors and that all other directors should not serve on more than three other public company boards of directors.
Mandatory Retirement Age for Directors
Our Corporate Governance Guidelines require that an individual may not be appointed or nominated or re-nominated for election to the board if such individual would be age 75 or older at the time of his or her appointment or election to the board. This age limitation should not be construed to imply that the board believes a director should expect to be re-nominated until he or she reaches this age.
Director Nominations
Overview. Pursuant to its charter, the NCGC is responsible for the process relating to director nominations, including identifying, reviewing the qualifications of, and selecting individuals who may be nominated for election to the board. The NCGC considers nominees to serve as directors of the Company and recommends such persons to the board. The NCGC also considers director candidates recommended by shareholders in accordance with the Company’s bylaws and provides a process for receipt and consideration of any such recommendations. In approving candidates for election as directors, the NCGC also seeks to ensure that the board and its committees will satisfy all applicable requirements of the federal securities laws and the corporate governance requirements for Nasdaq-listed issuers.
The NCGC regularly assesses the mix of experience, skills, and qualifications currently represented on our board. The NCGC annually reviews and, as appropriate, makes recommendations to the board regarding board committee structure, including the creation of additional board committees or the elimination of existing board committees.
Prior to completing its recommendation to the board of nominees for election, the NCGC requires each potential candidate to complete a director’s and executive officer’s questionnaire and a report on all transactions between the candidate and the Company, its directors, officers and related parties. The NCGC will also consider such other relevant factors as it deems appropriate. After completing this evaluation, the NCGC will make a recommendation to the board of the persons who should be nominated, and the board will then determine the nominees after considering the recommendations of the NCGC.
Criteria for Director Nominees. Pursuant to our guidelines for selecting potential new board members, in selecting and evaluating persons to recommend to the board as nominees for director, the NCGC strives to select persons who have high integrity and relevant experience and who bring a diverse set of appropriate skills and backgrounds to the board. The NCGC is responsible for reviewing with the board, on an annual basis, the requisite skills and characteristics of new board members as well as the composition of the board as a whole. The NCGC annually conducts a director skills assessment and board evaluation process that the NCGC uses to determine skill requirements for new director nominations, assess committee assignments, review the qualifications of incumbent directors to determine whether to recommend them to the board as nominees for re-election, and to facilitate improvement of the effectiveness of the board. This assessment also includes members’ qualification as independent under Nasdaq’s listing standards. In addition, the Company values diversity and the benefits that diversity can bring to the board. Accordingly, the NCGC and the board, when considering the composition of the board as a whole and/or when evaluating potential nominees to the board, considers the diversity of the board, including as it relates to gender, race, ethnicity, and political and social viewpoints, as well as the more traditional factors of age, business acumen, market representation, and professional experience in the context of the needs of the board. These factors are subject to change from time to time.
Procedure to be Followed by Shareholders. On an ongoing basis, the NCGC considers potential director candidates identified on its own initiative as well as candidates referred or recommended to it by other directors, members of management, shareholders and other resources (including individuals seeking to join the board). Shareholders who wish to recommend candidates may contact the NCGC in the manner described below under “—Communications with the Board and Committees.” All candidates are required to meet the criteria outlined above, as well as the director independence and other standards set forth in our Corporate Governance Guidelines and other governing documents, as applicable, as determined by the NCGC in its sole discretion.
Shareholder nominations must be made according to the procedures contained in our bylaws and described in this Proxy Statement under the heading “Additional Information — Shareholder Proposals for Next Year’s Annual Meeting of Shareholders.” The NCGC strives to evaluate all prospective nominees to the board in the same manner and in accordance with the same procedures, without regard to whether the prospective nominee is recommended by a shareholder, the NCGC, another board member, or members of management. However, the NCGC may request additional information in connection with the evaluation of candidates submitted by shareholders due to the potential that the existing directors and members of management will not be as familiar with the proposed candidate as compared to candidates recommended by existing directors or members of management. The NCGC will conduct the same analysis that it conducts with respect to its director nominees for any director nominations properly submitted by a shareholder and, as a result of that process, will decide whether to recommend a candidate for consideration by the full board.
Corporate Governance Guidelines
Our board has adopted Corporate Governance Guidelines, which, in conjunction with our committee charters, set forth the framework within which our board, assisted by our board committees, directs the affairs of the Company. Our Corporate Governance Guidelines address, among other things, the composition and functions of our board, director independence, compensation of directors, management succession and review, board committees, board and committee evaluation processes, and selection of new directors. The board believes such guidelines to be appropriate for the Company in its effort to maintain “best practices” regarding corporate governance.
Code of Ethics
Our board has adopted the Code of Ethics, which contains provisions consistent with the SEC’s description of a code of ethics and applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer, controller, and persons performing similar functions. The purpose of the Code of Ethics is, among other things, to provide written standards that are reasonably designed to deter wrongdoing and to: (1) promote honest and ethical conduct; (2) provide full, fair, accurate, timely, and understandable disclosure in reports and documents that Reliant Bancorp files with the SEC and other public communications by Reliant Bancorp; (3) assure compliance with applicable governmental laws, rules, and regulations; (4) require prompt reporting of any violations of the Code of Ethics; and (5) establish accountability for adherence to the Code of Ethics. We expect that any amendments to the Code of Ethics, or any waivers of its requirements, will be disclosed on our website (https://www.reliantbank.com), as well as any other means required by the SEC and Nasdaq.
Communications with the Board and Committees
We have established procedures for our shareholders to communicate directly with our board of directors or with a committee of the board of directors. Shareholders may communicate with our board of directors, or with a committee of the board of directors, by mail by writing to:
Board of Directors/Applicable Committee
Reliant Bancorp, Inc.
c/o Corporate Secretary
6100 Tower Circle, Suite 120
Franklin, Tennessee 37067
Our Corporate Secretary is responsible for receiving, reviewing, and processing all such shareholder communications in accordance with procedures established by our board of directors and approved by a majority of the independent directors on the board.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS
Banking Transactions
Our Bank has made in the past and, assuming continued satisfaction of generally applicable credit standards, expects to continue to make loans to directors, executive officers, principal shareholders, and their affiliates, including corporations or organizations for which they serve as officers or directors or in which they have beneficial ownership interests of 10% or more. These loans have all been made in the ordinary course of our business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to us. Further, such loans are and will be subject to the policies and procedures regarding related-party transactions discussed below, and they do not present us with more than the normal risk of uncollectability or other unfavorable features.
Transactions with Related Persons
In September of 2020, Reliant Mortgage Ventures, LLC, a subsidiary of the Bank, entered into a five-year office lease commencing on January 1, 2021, with Brentwood Associates, a joint venture that is 50% owned by Mr. Aminmadani and 50% owned by Farzin Ferdowsi, a former Reliant Bancorp director who retired from the board effective March 1, 2019. Reliant Mortgage Ventures, LLC, in its sole discretion, may terminate this lease on December 31, 2021, by providing the lessor prior written notice before October 1, 2021. This lease’s initial annual base rent is approximately $211,000, with a 2.5% annual increase throughout the five-year lease term. The total amount of base rent to be paid under the five-year lease is approximately $1.1 million.
Related Persons Transaction Policy
Transactions by us with related parties are subject to a formal written policy, as well as regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act, which govern certain transactions by us with our affiliates, and the Federal Reserve’s Regulation O, which governs certain loans by us to executive officers, directors, and principal shareholders. We have adopted policies to comply with these regulatory requirements and restrictions.
Related-party transactions are governed by our Code of Ethics, which generally applies to all officers, directors, and employees. The Code of Ethics covers a wide range of potential activities, including, among others, conflicts of interest, self-dealing, and related-party transactions. A waiver of a provision of the Code of Ethics must be requested whenever there is a reasonable likelihood that a contemplated action will violate the Code of Ethics. If the request under consideration relates to a Company leadership team member or director, the determination with respect to the waiver will be made by the board, in consultation with external legal counsel as the board deems appropriate. If the request under consideration relates to any other person, the determination will be made by the Chief Executive Officer of the Company. Waivers to the Code of Ethics will not be granted except under extraordinary circumstances. We expect that any amendments to the Code of Ethics, or any waivers of its requirements, will be disclosed on our website (https://www.reliantbank.com), as well as any other means required by the SEC and Nasdaq.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information known to the Company with respect to beneficial ownership of the Company’s common stock as of March 24, 2021 for (i) each director and director nominee, (ii) the Company’s named executive officers, (iii) the Company’s directors and executive officers as a group, and (iv) each holder of more than 5% of the Company’s common stock. Unless otherwise indicated, the mailing address for each beneficial owner is c/o Reliant Bancorp, Inc., 1736 Carothers Parkway, Suite 100, Brentwood, Tennessee 37027. If applicable, fractional shares are rounded to the closest whole number.
Name	Number of Shares of Common Stock Directly or Indirectly Owned	Right to Acquire(1)	Total Number of Shares of Common Stock Beneficially Owned	% of Class Beneficially Owned as of March 24, 2021(1)
Directors, Nominees, and Named Executive Officers
Homayoun Aminmadani(2)	282,359	—	282,359	1.7
DeVan D. Ard, Jr.	77,396	11,700	89,096	*
Charles Trimble Beasley	19,406	—	19,406	*
Robert E. Daniel(3)	177,926	—	177,926	1.1
William Ronald DeBerry(4)	110,818	11,500	122,318	*
Sharon H. Edwards	15,150	—	15,150	*
Darrell S. Freeman, Sr.	78,001	—	78,001	*
James Gilbert Hodges	6,995	—	6,995	*
Louis E. Holloway(5)	37,090	—	37,690	*
William Lawson Mabry(6)	153,089	—	153,089	*
Connie S. McGee	1,295	—	1,295	*
Linda E. Rebrovick	1,250	—	1,250	*
Mark E. Ryman	26,288	5,021	31,309	*
Ruskin A. Vest	139,303	—	139,303	*
Michael E. Wallace	85,432	—	85,432	*
John R. Wilson	24,812	8,000	32,812	*
All current directors and executive officers as a group (21 persons)(7)	1,310,501	40,021	1,350,522	8.2
Persons known to the Company to be the beneficial owner of more than 5% of the Company’s common stock
BlackRock, Inc.(8)	873,114	—	873,114	5.3
*	Less than 1%
(1)
Beneficial ownership is determined in accordance with applicable SEC rules. In computing the percentage ownership of each person, (i) shares of common stock subject to options held by that person that are exercisable as of March 24, 2021 and (ii) shares of common stock subject to options or restricted stock units (“RSUs”) held by that person that are exercisable or vesting within 60 days of March 24, 2021, are all deemed to be beneficially owned. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. The percentage of shares beneficially owned is based on 16,385,222 shares of common stock outstanding as of March 24, 2021. Unless otherwise indicated, all amounts exclude shares issuable upon the exercise of outstanding options and vesting of RSUs that are not exercisable and/or vested as of March 24, 2021, or within 60 days of March 24, 2021. Except as noted, each shareholder in the above table is believed to have sole voting and sole investment power with respect to the common stock beneficially held.

(2)	Due to our mandatory retirement age for directors, Mr. Aminmadani was not re-nominated to serve another term on the board. He will no longer be a member of the board following the Annual Meeting.
(3)	Includes 16,015 shares held by Mr. Daniel’s spouse.
(4)	Includes 20,300 shares and 4,000 stock options held by Mr. DeBerry’s spouse.
(5)
Mr. Holloway, the Company’s former Chief Operating Officer, retired from the Company on June 22, 2020. Share ownership number includes 2,000 RSUs that vested in accordance with the Executive Separation Agreement and Release, dated June 22, 2020, by and among Mr. Holloway, the Company, and the Bank (the “Holloway Separation Agreement”). Information is based on the Holloway Separation Agreement and Mr. Holloway’s last Form 4 filed with the SEC on July 25, 2019.

(6)
Includes 31,891 shares held in a deferred compensation plan, 14,274 shares held by Mr. Mabry’s spouse, 15,093 shares held by a trust for the benefit of Mr. Mabry’s son, 13,689 shares held by a trust for the benefit of Mr. Mabry’s daughter, 1,793 shares held by Mr. Mabry’s son, and 1,793 shares held by Mr. Mabry’s daughter.

(7)
As of March 24, 2021, the following individuals had pledged the following amounts of shares of the Company’s common stock that they beneficially own to secure lines of credit or other indebtedness: Mr. Ard: 37,585 shares; and Mr. Wilson: 6,054 shares.

(8)
This information is derived from the Schedule 13G filed with the SEC on February 2, 2021, by BlackRock, Inc. According to this Schedule 13G, BlackRock, Inc. reported the following beneficial ownership in the Company’s common stock: sole voting power 858,125 shares, shared voting power 0 shares, sole dispositive power 873,114 shares, and shared dispositive power 0 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our executive officers and directors and the holders of more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers and directors are required by SEC regulations to furnish us with copies of these reports. Based upon a review of these filings and written representations from our directors and executive officers, we believe that all reports required to be filed with the SEC pursuant to Section 16(a) with respect to the period from January 1, 2020 through December 31, 2020 were filed in a timely manner, except that (i) Mr. Mabry inadvertently filed one late Form 4 filing reporting an open market purchase of our common stock, (ii) Mr. Mims inadvertently filed one late Form 4 filing reporting a tax withholding disposition of our common stock, and (iii) Mr. Vest inadvertently filed one late Form 4 filing reporting two open market purchases of our common stock.
THE COMPANY’S QUALIFIED RETIREMENT PLAN AND LONG-TERM EQUITY PLANS
401(k) Plan and Other Benefits
Reliant Bank has established the Reliant Bank 401(k) Plan pursuant to which it makes matching and discretionary contributions on behalf of each of our executive officers. Reliant Bank also maintains and pays premiums on behalf of each executive officer under a life insurance plan and provides partial payment of premiums for medical benefits if an executive officer elects coverage under our medical benefit plan. Our employees, including our executive officers, generally are eligible to purchase our common stock through after-tax payroll deductions at a 15% discount through our Amended and Restated Reliant Bancorp, Inc. 2018 Employee Stock Purchase Plan.
2011 Equity Incentive Plan
Background and Purpose. On April 28, 2011, Reliant Bancorp (f/k/a Commerce Union Bancshares, Inc.) adopted the Commerce Union Bancshares, Inc. Stock Option Plan in order to provide for stock option awards to directors and management and employees of Reliant Bancorp and Commerce Union Bank, and on March 10, 2015, the shareholders of Reliant Bancorp approved the Commerce Union Bancshares, Inc. Amended and Restated Stock Option Plan (as amended and restated, the “2011 Stock Option Plan”). The 2011 Stock Option Plan permits the grant of awards with respect to up to 1,250,000 shares of Reliant Bancorp common stock in the form of stock options. The 2011 Stock Option Plan was established to advance the interests of Reliant Bancorp shareholders by offering management and employees of Reliant Bancorp and Reliant Bank a flexible means of compensation and motivation for outstanding performance and by offering directors and organizers a grant of equity for furthering the growth and profitability of each entity. The 2011 Stock Option Plan expired on March 23, 2021.
Eligibility. Any employee or director of Reliant Bancorp or Reliant Bank who is selected by the board of directors of Reliant Bancorp was eligible to receive grants under the 2011 Stock Option Plan. Only employees could receive grants of incentive stock options.
Administration. The 2011 Stock Option Plan is administered by the board of directors. The board of directors has the power to interpret the 2011 Stock Option Plan and to determine the type and amount of grants, the terms and conditions of the grants, and the terms of agreements entered into with personnel receiving grants. Additionally, the board of directors has the power to amend any outstanding awards of options to the extent it deems appropriate, provided that the individual grantee’s consent is required if the amendment is adverse to the grantee’s interests. The board of directors has the power to make rules and guidelines for carrying out the 2011 Stock Option Plan, and any interpretation by the board of directors of the terms and provisions of the 2011 Stock Option Plan are final and binding.
Types of Awards. The 2011 Stock Option Plan allows only for stock option awards. Stock options are rights to purchase a specified number of shares of our common stock at a price fixed by the board of directors. Each option must be represented by an award agreement identifying the option as either an “incentive stock option,” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or a “non-qualified stock option,” which does not satisfy the conditions of Section 422 of the Code. The award agreement also must specify the number of shares of common stock that may be issued upon exercise of the option and set forth the exercise price of the option. The exercise price for options that qualify as incentive stock options may not be less than 100% of the fair market value of our common stock as of the date of grant. The option exercise price may be satisfied in cash or check payable to Reliant Bancorp. Options have a maximum term of 10 years from the date of grant. The board of directors has broad discretion to determine the terms and conditions upon which options may be exercised.
Transferability. No options under the 2011 Stock Option Plan are transferable other than by will or the laws of descent and distribution.
Amendment and Termination. The board of directors has the authority to amend, alter, suspend, or terminate the 2011 Stock Option Plan at any time. Any amendment to the plan must be approved by the Company’s shareholders to the extent such approval is required by the terms of the 2011 Stock Option Plan, the rules and regulations of the SEC, or the rules and regulations of any exchange upon which Reliant Bancorp’s stock is listed. However, no amendment, alteration, suspension, or termination of the plan may impair the rights of any participant, unless mutually agreed to in writing by the participant and the board of directors.
Adjustments upon Change in Capitalization. In the event of a reorganization, recapitalization, stock split, stock dividend, issuance of securities convertible into stock, combination of shares, merger, consolidation, or any other change in the corporate structure of Reliant Bancorp affecting any shares of stock, or a sale by Reliant Bancorp of all or substantially all of its assets, or any distribution to shareholders other than a normal cash dividend, or any assumption or conversion of outstanding grants as a result of an acquisition, the board of directors is to make appropriate adjustments in the period of time in which non-qualified stock options may be exercised, the number and kind of shares authorized, and any adjustments in outstanding grants of options as deemed appropriate to maintain equivalent value, provided that adjustments to incentive stock options must meet the requirements of Code Sections 422 and 424.
Change in Control. If an event constituting a “change in control” (as defined in the 2011 Stock Option Plan) occurs, the options outstanding under the 2011 Stock Option Plan will continue to vest in accordance with the vesting schedule set forth in the option holder’s stock option agreement and continue to be exercisable in accordance with the terms set forth in the option holder’s stock option agreement.
2015 Equity Incentive Plan
General. On April 23, 2015, the board of directors adopted, and the Reliant Bancorp shareholders later approved at the 2015 annual meeting of Reliant Bancorp shareholders, the Commerce Union Bancshares, Inc. 2015 Equity Incentive Plan (the “2015 Plan”). The purpose of the 2015 Plan is to promote the Company’s interests by attracting and retaining employees through performance-related incentives to achieve long-range performance goals, enabling employees to participate in the financial success of the Company, encouraging ownership of Company stock by employees, and linking employees’ compensation to the long-term interests of the Company and its shareholders. Additionally, the 2015 Plan provides for compensation for directors of Reliant Bancorp and its subsidiaries for their service as members of these companies’ boards of directors. The 2015 Plan provides for incentive stock options, non-qualified stock options, restricted stock grants, performance-based cash and equity awards, and other stock and stock-based awards.
Plan Term. The 2015 Plan’s term commenced upon shareholder approval at the 2015 annual shareholders’ meeting held on June 18, 2015, and will terminate on June 18, 2025 (subject to early termination as described in the 2015 Plan).
Administration. The 2015 Plan is administered by a committee of the board, which the board has designated as the Compensation Committee. Subject to the express provisions of the 2015 Plan, the Compensation Committee is authorized to construe and interpret the 2015 Plan and make all the determinations necessary or advisable for administration of the 2015 Plan.
Eligible Participants. The 2015 Plan provides that all directors and employees of Reliant Bancorp and its affiliated companies and subsidiaries are eligible to receive grants of stock options, restricted stock, performance-based cash and equity awards, and other stock and stock-based awards.
Shares Subject to the 2015 Plan. The 2015 Plan provides for the grant of options to purchase and/or stock-based awards of up to 900,000 shares of Reliant Bancorp’s common stock.

Incentive and Non-Qualified Stock Options. The 2015 Plan provides for the grant of both incentive stock options and non-qualified options. Incentive stock options are available only to persons who are employees of Reliant Bancorp or its subsidiaries, and are subject to limitations imposed by applicable sections of the Code, including a $100,000 limit on the aggregate fair market value of shares of common stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under the 2015 Plan and all other plans of Reliant Bancorp). Any options granted under the 2015 Plan that do not meet the requirements for incentive stock options, or which are otherwise not deemed to be incentive stock options, are deemed “non-qualified.” Subject to the foregoing and other limitations set forth in the 2015 Plan, the exercise price, the permissible time or times of exercise, and the remaining terms pertaining to any option are determined by the Compensation Committee; however, the per share exercise price of any option may not be less than 100% of the fair market value of the Company’s common stock on the date of grant of the option.
Restricted Stock Grants. The 2015 Plan provides that the Compensation Committee may grant restricted stock to employees or directors. Restricted stock grants consist of shares of common stock granted to a participant subject to certain restrictions on disposition and certain obligations to forfeit such shares to the Company.
Performance-Based Awards. The Compensation Committee may grant performance-based awards under the 2015 Plan. Generally, the performance goals measure performance of the Company or our subsidiaries or business units of the Company within the performance period based on one or more of the following: (1) earnings or book value per share; (2) earnings before interest, taxes, depreciation, and/or amortization; (3) return on equity, assets, capital, capital employed, or investment; (4) operating income or profit; (5) operating efficiencies; (6) the ratio of criticized/classified assets to capital; (7) allowance for loan and lease losses; (8) the ratio of non-performing assets to total assets; (9) the ratio of past due loans greater than 90 days and non-accruals to total loans; (10) the ratio of net charge-offs to average loans; (11) after-tax operating income; (12) cash flows; (13) total revenues or revenues per employee; (14) stock price or total shareholder return; (15) growth in loans, margins, and/or deposits; (16) dividends; or (17) meeting specified revenue or expense targets; business, market, and branch network expansion goals; and goals related to acquisitions or divestitures. With respect to any covered officer, the maximum number of shares that may be granted as performance awards in each year of the performance period is 90,000, and the maximum amount of any cash award may not exceed $200,000 in each year of the performance period.
Other Awards. Under the 2015 Plan, the Compensation Committee also has broad authority to make other awards of common stock or awards denominated or payable in whole or in part by reference to, or otherwise based on or related to, common stock (such as, for example, awards of RSUs), so long as such awards are consistent with the purposes of the 2015 Plan.
Adjustment Provision. In the event that the Company declares dividends of cash or stock, recapitalizes, splits its stock, reorganizes, merges, consolidates, issues warrants or other rights to purchase Company stock, or engages in certain other corporate transactions, then the 2015 Plan gives the Compensation Committee the ability to adjust the number of shares with respect to which awards may be granted under the 2015 Plan, the number of shares subject to outstanding awards under the 2015 Plan, and to make certain other adjustments to awards under the 2015 Plan.
Award Agreements. At the time an award is made, the Company and the participant enter into an agreement (an “award agreement”) setting forth the terms of the award and such other matters as the Compensation Committee determines to be appropriate. The terms and provisions of award agreements need not be identical, and the Compensation Committee may, in its sole discretion, amend an outstanding award agreement at any time in any manner that is not inconsistent with the provisions of the 2015 Plan.

COMPENSATION PHILOSOPHY
Reliant Bancorp’s overall executive compensation philosophy is to align its compensation program with optimizing shareholder value. To that end, the program is designed to recognize superior operating performance and to attract, retain, and motivate the executive talent essential to the Company’s financial success. Consistent with this philosophy, the Compensation Committee is guided by the following objectives when administering the Company’s overall compensation program:
•	Attract and retain highly qualified executives who portray the Company’s culture and values;
•	Motivate executives to provide excellent leadership and achieve the Company’s goals;
•	Provide substantial performance-related incentive compensation that is aligned with the Company’s strategies and directly tied to meeting specific Company and market objectives;
•	Strongly link the interests of executives to the value derived by the Company’s shareholders from owning the Company’s common stock; and
•	Be fair, ethical, transparent, and accountable in setting and disclosing executive compensation.
In furtherance of these objectives, the following considerations underlie the Compensation Committee’s determinations with respect to the following principal elements of compensation for the Company’s named executive officers:
Base Salary:	Individual salary determinations are based upon the executive’s job assignment, qualifications, behaviors, cultural adherence, and performance.

Annual Cash Incentives:	Executives have a portion of their total cash compensation at risk and contingent upon meeting key Company and market objectives.

Cash Bonuses:
Executives are eligible for additional cash compensation in the form of bonuses (distinct from annual cash incentives) that recognize significant achievements and contributions to the Company’s success and that are not captured under our annual incentive plan.

Long-Term Equity-Based Awards:	Executives who are critical to the Company’s long-term success participate in long-term incentive opportunities that link a portion of their total compensation to increasing shareholder value.

Retirement Plans and Other Benefits:
Executives participate in the Company’s benefit plans and programs, such as health insurance, 401(k), vacation, and life insurance plans and programs, at a level consistent with policy, prevailing law, and current regulation.

Total compensation is intended to correlate to the Company’s ability to grow earning assets, which in turn enhances the Company’s growth in shareholder value.

SUMMARY OF EXECUTIVE COMPENSATION PRACTICES
Our executive compensation program includes the following practices and policies, which we believe promote sound compensation governance and are in the best interests of our shareholders:
What We Do
•	Periodically, compare our named executive officer compensation levels to the market and take these results into consideration when making compensation related decisions.
•	Provide our named executive officers with a performance-based cash incentive plan on an annual basis.
•	Grant full-value equity awards to each of our named executive officers with multi-year vesting provisions.
•	Utilize the assistance of an outside independent compensation consultant to assist our Compensation Committee with gathering market data and best practices information.
Role of Executive Officers in Compensation Decisions
The Compensation Committee annually reviews and determines the annual compensation, including salary, incentives (cash and/or equity), and other compensation of our Chief Executive Officer. The Compensation Committee evaluates the Chief Executive Officer’s performance in light of corporate goals and objectives relevant to the compensation of the Chief Executive Officer.
The Compensation Committee and our Chief Executive Officer annually review the performance of each of our other executive officers. The Chief Executive Officer recommends salary adjustments and annual award amounts, based on these reviews, to the Compensation Committee. The Compensation Committee can exercise discretion in modifying or adjusting recommended compensation or awards to the other executive officers. The Compensation Committee then submits its recommendations on executive officer compensation to the full board of directors for approval.
Setting Executive Compensation
The Company maintains active engagement with our shareholders, communicating directly with the holders of our outstanding common stock each year regarding the Company’s performance and responding to any questions or issues they may raise. We encourage shareholders to communicate with us regarding our corporate governance and executive compensation. Communications from shareholders on these subjects are reported to the Compensation Committee or the NCGC, as appropriate.
The Compensation Committee has structured the Company’s annual and long-term incentive-based cash and non-cash executive compensation to motivate executive officers to achieve the business goals set by the Company and reward the executive officers for achieving such goals.
Independent Compensation Consultant
To facilitate the fulfillment of its duties, the Compensation Committee has the responsibility and authority, in its sole discretion, to retain, or obtain advice from, legal counsel, compensation consultants, and other external advisors, to the extent determined appropriate by the Compensation Committee, to assist the Compensation Committee in fulfilling its responsibilities. The Compensation Committee has sole authority to approve the fees and retention terms of any such advisors or consultants. The Compensation Committee engaged Blanchard Consulting Group (“Blanchard”) as its independent compensation consultant for executive and director compensation matters for the fiscal year ended December 31, 2020. Blanchard also provided advice and information on other executive compensation matters, including executive pay components and prevailing market practices.
The Compensation Committee evaluates its compensation consultant annually to determine its independence. The Compensation Committee has determined that no conflicts of interest exist with respect to Blanchard’s consulting services for the fiscal year ended December 31, 2020. The factors considered by the Compensation Committee in conducting this analysis are as follows:
•	The provision of other services to us by Blanchard, if any.
•	The amount of fees received by Blanchard from us as a percentage of Blanchard’s total revenue.
•	The policies and procedures of Blanchard that are designed to prevent conflicts of interest.

•	Any business or personal relationship of Blanchard or its consultants with a member of the Compensation Committee.
•	Any stock of the Company owned by consultants of Blanchard.
•	Any business or personal relationship of Blanchard or its consultants with any of our executive officers.
Compensation Structure
With the assistance of Blanchard, we benchmark our compensation structure against a compensation peer group. In 2020, Blanchard determined that our peer group consisted of 23 publicly traded banks with consolidated total assets between $1.5 billion and $6.0 billion as of 2018. Our 2020 peer group consisted of the following companies:
	Name	Trading Symbol
1	First Bancorp	FBNC
2	Republic Bancorp, Inc.	RBCAA
3	FB Financial Corporation	FBK
4	Great Southern Bancorp, Inc.	GSBC
5	Franklin Financial Network, Inc.	FSB
6	Community Trust Bancorp, Inc.	CTBI
7	Carter Bankshares, Inc.	CARE
8	Carolina Financial Corporation	CARO
9	Live Oak Bancshares, Inc.	LOB
10	HomeTrust Bancshares, Inc.	HTBI
11	Stock Yards Bancorp, Inc.	SYBT
12	The First Bancshares, Inc.	FBMS
13	Atlantic Capital Bancshares, Inc.	ACBI
14	Southern National Bancorp of Virginia, Inc.	SONA
15	Wilson Bank Holding Company	WBHC*
16	SmartFinancial, Inc.	SMBK
17	First Community Bankshares, Inc.	FCBC
18	CapStar Financial Holdings, Inc.	CSTR
19	Southern First Bancshares, Inc.	SFST
20	Southern Missouri Bancorp, Inc.	SMBC
21	American National Bankshares Inc.	AMNB
22	Entegra Financial Corp.	ENFC
23	C&F Financial Corporation	CFFI
*	OTC trading symbol.
For the 2020 review of executive officer compensation against benchmarking data, the Compensation Committee reviewed the following summary by Blanchard:
•	Total Cash Compensation = Base Salary + Annual Cash Incentives/Bonus;
•	Direct Compensation = Total Cash Compensation + Three-Year Average Equity Awards; and
•	Total Compensation = Direct Compensation + Other Compensation + Retirement Benefits/Perquisites
Compensation Policies and Practices as They Relate to Risk Management
The Company’s compensation plans utilize a balance of profitability and strategic goals such as core deposit growth, asset quality, and audit/compliance ratings to ensure the executive officers of the Company are focusing both on profits and strategic goals that are linked to the long-term viability of the organization.

The Compensation Committee has reviewed our employee incentive compensation arrangements and has determined that such arrangements do not encourage employees to take unnecessary and excessive risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee has adopted the following market practices and policies to reduce risk:
•	We align named executive officer compensation with shareholder interests;
•	We tie a meaningful amount of named executive officer compensation to objective, challenging financial goals, and Company performance;
•	We avoid excessive risk while designing incentive programs;
•	We maintain stock ownership guidelines for our executive officers;
•	We do not provide for excise tax gross-up for “excess parachute payments” under Section 280G of the Code in executive officer agreements;
•	We maintain a clawback policy applicable to all named executive officers;
•	We do not allow executive officers to hedge our securities;
•	We utilize an independent consultant to help the Compensation Committee understand compensation practices that impact executive officer compensation; and
•	We provide for multi-year vesting periods for our executive officers’ equity awards.
Base Salary
The Company provides named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. When determining salary increases, the Compensation Committee determines a base salary range and targets the median of the range (50th percentile) for executive officers that are meeting performance expectations and the upper quartile of the range (75th percentile) for executive officers that are high performers or exceeding performance expectations. Base salary ranges for named executive officers are determined for each executive officer based on the Company’s peer group and the competitive market using market research and based on his or her position and responsibility.
During its review of base salaries for executive officers, the Compensation Committee primarily considers: (i) performance of the Company; (ii) market data as discussed above; (iii) the level of the executive officer’s compensation, both individually and relative to other executive officers at the Company; and (iv) individual performance of the executive officer. Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility. Merit-based increases to salaries of our named executive officers are based on the Compensation Committee’s assessment of the executive officer’s individual performance. Salary reviews are typically performed in the first quarter of the year after an executive officer’s performance is evaluated, and corresponding salary adjustments are made during the same quarter of the fiscal year. The chart below shows salary adjustments in connection with performance reviews completed in fiscal year 2020.
	2019 Base Salary	2020 Base Salary	% Increase
DeVan D. Ard, Jr.,	$451,000	$500,000	10.9%
John R. Wilson	$310,000	$375,000(1)	21.0%
Mark E. Ryman(2)	—	$300,000(3)	—
(1)	Coinciding with Mr. Wilson’s appointment as our President, his annualized base salary was increased to $375,000 effective June 2020.
(2)	Mr. Ryman was not a named executive officer of the Company in 2019.
(3)	Coinciding with Mr. Ryman’s appointment as the Bank’s Chief Loan Officer, his annualized base salary was increased to $300,000 effective June 2020.
Performance-Based Cash Incentive Compensation
The Company has established a cash incentive bonus compensation plan that is based upon Company performance. Annual cash incentive payments are payable to eligible executive officers following the year in which the services were performed.

During the first quarter of 2020, independent directors of the board, upon the recommendation of the Compensation Committee, established short-term cash incentive awards for our named executive officers as percentages of their 2020 base salary, with target earning opportunities that ranged from 30% to 35% of base salary, depending upon the executive officer.
Fiscal year 2020 short-term cash incentive awards were based on certain Company and Bank financial metrics, including Bank pre-tax net income, return on average assets, loan growth, non-time deposit growth, and efficiency ratio.
Discretionary Bonus Payments
No discretionary bonuses were paid to our named executive officers in 2020.
Clawback Policy
As a matter of policy, the Compensation Committee believes that incentive compensation awards that are made on the basis of financial metrics should contain clawback provisions that would allow the Company to recoup awards under certain circumstances such as a material misstatement of financial results. The Compensation Committee implemented a clawback policy applicable to all short-term incentives beginning in 2018.
Analysis of Total Mix of Compensation
Our board of directors believes that cash incentive payments and base salaries together can provide our named executive officers with a compensation package that is competitive with the Company’s peers. Additionally, the 2015 Plan provides the Company with the ability to better balance executive officer compensation between short-term components (base salary and annual cash incentives) and longer-term components (equity incentives) by providing the Compensation Committee with the ability to grant equity awards. In recent years, equity grants in the form of restricted shares and RSUs have provided additional variable compensation that promotes retention and ties the named executive officers’ interests to those of the shareholders of the Company. We feel that our named executive officers have valuable compensation components available at various levels that promote short-term, mid-term, and long-term achievement of goals and financially reward our named executive officers for accomplishing the goals of the Company.
COVID-19 Pandemic Impact
The COVID-19 pandemic did not materially impact the compensation of our executive officers in 2020 or the Company’s compensation philosophy as it relates to the compensation of our executive officers.

PROPOSAL 2. ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Section 14A of the Exchange Act enable our shareholders to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers, as described below in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to endorse or not endorse our executive compensation program through the following resolution:
“RESOLVED, that the shareholders of Reliant Bancorp, Inc. approve the compensation of the named executive officers of Reliant Bancorp, Inc. set forth in the executive compensation tables and any related disclosures in this Proxy Statement.”
This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies, and practices described in this Proxy Statement. As discussed in this Proxy Statement, a primary objective of our executive compensation program is to attract and retain a talented management team and provide them with the right incentives to execute our strategic objectives while maximizing our shareholders’ investment in our company. We seek to accomplish this goal in a way that rewards performance and is aligned with our shareholders’ long-term interests. We believe that our executive compensation program satisfies our compensation objectives. Please refer below to “Compensation of Named Executive Officers” and above to “Compensation Philosophy” and “Summary of Executive Compensation Practices” for a discussion of our executive compensation program.
As an advisory vote, this proposal is not binding on us and should not be construed as overruling any decision of our board of directors or Compensation Committee. However, our Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by shareholders in their vote on this proposal. If there are a significant number of negative votes, we will seek to understand the concerns that influenced the vote and intend to address them in making future compensation decisions.
Shareholder Approval
If a quorum is present, this Proposal 2 will be approved if the votes cast for the non-binding advisory vote on the compensation of our named executive officers exceed the votes cast against.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THIS NON-BINDING, ADVISORY PROPOSAL REGARDING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3. ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Dodd-Frank Act and Section 14A of the Exchange Act require that our shareholders have the opportunity to recommend how frequently we should provide for an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules. By voting on this proposal, shareholders may indicate whether they would prefer that an advisory vote on the compensation of our named executive officers occur every one, two, or three years.
Because we were an “emerging growth company,” as defined under the Jumpstart Our Business Startups Act of 2012, until December 31, 2020, and, therefore, not previously subject to the requirement to hold a shareholder vote on named executive officer compensation or a shareholder vote on the frequency thereof, the shareholder advisory vote on named executive officer compensation included in this Proxy Statement is the first such vote we will hold. Most publicly traded companies, including many of our peers, hold annual advisory votes on named executive officer compensation. We believe that an annual vote gives shareholders the opportunity to react promptly to emerging trends in compensation and to provide feedback before those trends become pronounced over time, while also giving the board and the Compensation Committee the opportunity to evaluate individual compensation decisions each year in light of ongoing shareholder feedback. Accordingly, the board recommends that shareholders vote in favor of holding future advisory votes on named executive officer compensation on an annual basis.
Shareholders have the opportunity to vote in favor of conducting future advisory votes on named executive officer compensation every one, two, or three years, or they may abstain from voting on the proposal. The option that receives the highest number of votes will be deemed to have been selected by our shareholders.
The board will take into account the outcome of this vote when considering how frequently to provide for an advisory vote on named executive officer compensation in the future. However, because this vote is advisory and not binding on us or the board, the board may decide that it is in our best interests and the best interests of our shareholders to select a frequency for future advisory votes on named executive officer compensation that differs from the option that is recommended by our shareholders pursuant to the preceding paragraph.
Shareholder Approval
The option that receives the highest number of votes will be deemed to have been selected by our shareholders.
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR “ONE YEAR” AS TO THE FREQUENCY FOR HOLDING ADVISORY VOTES ON OUR NAMED EXECUTIVE OFFICER COMPENSATION.

COMPENSATION OF NAMED EXECUTIVE OFFICERS
Summary Compensation Table and Narrative for our Named Executive Officers
We are providing executive compensation disclosure that satisfies the requirements applicable to “smaller reporting companies,” as such term is defined in Item 10(f)(1) of Regulation S-K. Our named executive officers for 2020 include the following:
•	DeVan D. Ard, Jr., Chairman and Chief Executive Officer of Reliant Bancorp and Reliant Bank.
•	Mark E. Ryman, Chief Loan Officer of Reliant Bank.
•	John R. Wilson, President of Reliant Bancorp and Reliant Bank.
•	Louis E. Holloway, former Chief Operating Officer of Reliant Bancorp and Reliant Bank.
The applicable disclosure requirements include the use of tables and narrative discussion of any material factors necessary to an understanding of the information disclosed in the tables. The summary compensation table below sets forth certain elements of compensation for the named executive officers for the periods indicated.
Name and Position	Year	Salary ($)	Bonus ($)	Stock awards ($)(4)	Option awards ($)(4)	Non-equity incentive plan compensation ($)(5)	Non-qualified deferred compensation earnings ($)	All other Compensation ($)(6)	Total ($)
DeVan D. Ard, Jr., Chairman and Chief Executive Officer	2020	500,000	—	148,100	—	191,014	—	41,715	880,829
	2019	451,000	—	128,150	37,292	123,865	—	44,562	784,869
Mark E. Ryman(1), Chief Loan Officer	2020	297,405(2)	—	74,050	—	97,386	—	42,946	511,788
John R. Wilson, President	2020	356,167(3)	—	88,860	—	116,628	—	50,828	612,483
	2019	310,000	—	69,900	20,341	70,950	—	47,778	518,969
Louis E. Holloway, Former Chief Operating Officer	2020	161,084	—	—	—	—	—	442,664	603,748
	2019	307,914	—	46,600	13,561	70,950	—	36,810	475,835
(1)	Mr. Ryman was not a named executive officer of the Company in 2019.
(2)	In connection with Mr. Ryman’s appointment as the Bank’s Chief Loan Officer, his annualized base salary was increased to $300,000 effective June 2020.
(3)	In connection with Mr. Wilson’s appointment as our President, his annualized base salary was increased to $375,000 effective June 2020.
(4)
Grant date fair value of stock, RSUs (convert into common stock on a one-for-one basis), and option awards granted during the years shown. The assumptions made in calculating these values are disclosed in Note 19 (Stock-Based Compensation) to our Consolidated Financial Statements in our 2020 Annual Report on Form 10-K.

(5)	The amounts listed in this column reflect the dollar amounts of annual cash incentive awards paid to our named executive officers.
(6)	The table below itemizes the amounts shown in the column labeled “All Other Compensation” for 2020 and 2019:
Name	Year	401(k) Match ($)	Auto Allowance ($)	Bank- Owned Automobile ($)(1)	Cell Phone ($)	Stock Dividends ($)	Club Dues ($)	Executive Supplemental LTD ($)	Executive Supplemental LTC ($)	HSA Contributions ($)	Severance Payments ($)
DeVan D. Ard, Jr.	2020	17,100	—	15,112	1,200	1,950	—	1,347	4,006	1,000	—
	2019	16,800	—	15,255	1,200	2,475	830	3,267	3,735	1,000	—
Mark E. Ryman	2020	17,100	15,175	—	1,200	1,600	—	3,771	3,600	500	—
John R. Wilson	2020	17,100	21,175	—	1,200	1,500	—	6,306	2,797	750	—
	2019	16,800	18,000	—	1,200	1,800	—	6,615	2,613	750	—
Louis E. Holloway	2020	9,019	8,625	—	575	600	—	—	—	—	423,845(2)
	2019	16,800	18,000	—	1,200	810	—	—	—	—	—
(1)
We provide Mr. Ard with an automobile owned by the Bank for both business and his personal use. The amounts presented reflect the aggregate incremental cost of this perquisite. We determine aggregate incremental cost by calculating the assumed annual lease value of the automobile, consistent with applicable Treasury Regulations, multiplied by the percentage of total use estimated to be attributable to Mr. Ard’s personal use of the automobile.

(2)
Includes the following amounts payable under the Holloway Separation Agreement: (i) cash transition payment of $26,250, (ii) cash severance payments totaling $315,000 (payable bi-monthly in 24 equal installments of $13,125), of which $170,625 was paid in 2020 and the remainder will be paid in 2021 subject to Mr. Holloway’s compliance with various covenants under the Holloway Separation Agreement, and (iii) the acceleration of the vesting of 3,000 shares of restricted stock and 2,000 RSUs valued at $82,150 in total, based on the closing sales price on June 22, 2020, Mr. Holloway’s separation date, of $16.43 per common stock share as reported on Nasdaq, and (iv) continued health insurance coverage costs of $445 for Mr. Holloway and his dependents.

Outstanding Equity Awards at Fiscal Year End
The following table shows the number of shares covered by both exercisable and non-exercisable stock options held by the individuals named in the Summary Compensation Table as of December 31, 2020, as well as the related exercise prices and expiration dates. Options are granted pursuant to the 2011 Stock Option Plan or the 2015 Plan. The table also shows the number of shares of restricted stock and RSUs granted to the individuals named in the Summary Compensation Table that had not vested as of December 31, 2020, as well as the market value of those shares as of December 31, 2020.
Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
DeVan D. Ard, Jr.	5,000	—	—	13.65	07/23/25	20,000	372,400	—	—
	2,000	500	—	15.24	07/26/26	—	—	—	—
	1,800	1,200	—	24.49	07/31/27	—	—	—	—
	1,800	2,700	—	28.00	07/24/28	—	—	—	—
	1,100	4,400	—	23.30	07/23/29	—	—	—	—
Mark E. Ryman	1,021	—	—	7.34	2/13/22	9,000	167,580
	2,000	—	—	13.65	07/23/25	—	—	—	—
	800	200	—	15.24	07/26/26	—	—	—	—
	800	1,200	—	28.00	07/24/28	—	—	—	—
	400	1,600	—	23.30	07/23/29	—	—	—	—
John R. Wilson	4,000	—	—	13.65	07/23/25	12,000	223,440	—	—
	1,600	400	—	15.24	07/26/26	—	—	—	—
	600	400	—	24.49	07/31/27	—	—	—	—
	1,200	1,800	—	28.00	07/24/28	—	—	—	—
	600	2,400	—	23.30	07/23/29	—	—	—	—
Louis E. Holloway*	—	—	—	—	—	—	—	—	—
*
Mr. Holloway’s vested stock options expired, to the extent not exercised, three months following his retirement as Chief Operating Officer of Reliant Bancorp and Reliant Bank. Mr. Holloway’s 3,000 unvested shares of restricted stock and 2,000 unvested RSUs vested upon Mr. Holloway’s retirement in accordance with the Holloway Separation Agreement.

(1)	The table below details the vesting dates of unvested stock options held by the named executive officers at December 31, 2020.
Grant Date and Number of Unvested Stock Options	Vesting Dates
Grant Date: July 26, 2016 Unvested Stock Options: Ard: 500 Ryman: 200 Wilson: 400	Unvested options generally will vest in one remaining installment on July 26, 2021
Grant Date: July 31, 2017 Unvested Stock Options: Ard: 1,200 Wilson: 400	Unvested options generally will vest in two remaining equal installments on July 31, 2021, and July 31, 2022
Grant Date: July 24, 2018 Unvested Stock Options: Ard: 2,700 Ryman: 1,200 Wilson: 1,800	Unvested options generally will vest in three equal installments on July 24, 2021, July 24, 2022, and July 24, 2023
Grant Date: July 23, 2019 Unvested Stock Options: Ard: 4,400 Ryman: 1,600 Wilson: 2,400	Unvested options generally will vest in four equal installments on July 23, 2021, July 23, 2022, July 23, 2023, and July 23, 2024
(2)	The table below details the vesting dates of unvested shares of restricted stock and RSUs held by the named executive officers at December 31, 2020.
Grant Date and Number of Unvested Shares of Restricted Stock and RSUs	Vesting Dates
Grant Date: July 24, 2018 Unvested Shares: Ard: 4,500 Ryman: 2,000 Wilson: 3,000	Unvested shares generally will vest in full on July 24, 2021, the third anniversary of the grant date
Grant Date: July 23, 2019 Unvested RSUs: Ard: 5,500 Ryman: 2,000 Wilson: 3,000	Unvested RSUs generally will vest in full on July 23, 2022, the third anniversary of the grant date
Grant Date: July 21, 2020 Unvested RSUs: Ard: 10,000 Ryman: 5,000 Wilson: 6,000	Unvested RSUs generally will vest in full on July 21, 2023, the third anniversary of the grant date
(3)	Based on the closing price for Reliant Bancorp common stock of $18.62 per share on December 31, 2020, which was the last trading day of the fiscal year.

Employment Agreements
DeVan D. Ard, Jr.
Mr. Ard is party to an employment agreement with Reliant Bancorp and Reliant Bank dated April 15, 2018. Mr. Ard’s employment agreement has a two-year term; however, the term of the employment agreement is automatically extended annually for an additional one-year period (such that the remaining term of the employment agreement at the time of each such extension is two years) unless a party timely elects to not permit the term of the agreement to be extended in this manner. The employment agreement provides for an initial annual base salary of $410,000 (which is subject to review and adjustment at least annually by the Compensation Committee) and provides that Mr. Ard is eligible to receive annual incentive compensation as determined by, and based on performance measures established by, the board of directors. Mr. Ard’s annual base salary for 2021 is $550,000.
If Mr. Ard’s employment is terminated by Reliant Bancorp and Reliant Bank without cause (as defined in the employment agreement) or by Mr. Ard for good reason (as defined in the employment agreement) during the term of the employment agreement (and not within 12 months following a change in control (as defined in the employment agreement)), he will be entitled to severance benefits equal to one times his annual base salary as of the date of termination. Additionally, Reliant Bancorp and Reliant Bank will pay for health insurance continuation coverage for Mr. Ard and his dependents for up to 12 months. If, within 12 months following a change in control, Mr. Ard’s employment is terminated by Reliant Bancorp and Reliant Bank (or their successors) without cause or by Mr. Ard for good reason, he will be entitled to receive severance benefits equal to two times his annual base salary as of the date of termination, as well as health insurance continuation coverage for himself and his dependents for up to 18 months, with such coverage to be paid for by Reliant Bancorp and Reliant Bank (or their successors).
Mark E. Ryman
Mr. Ryman is party to an employment agreement with Reliant Bank dated June 22, 2020. Mr. Ryman’s employment agreement has a two-year term; however, the term of the employment agreement is automatically extended annually for an additional one-year period (such that the remaining term of the employment agreement at the time of each such extension is two years) unless either party timely elects to not permit the term of the agreement to be extended in this manner. The employment agreement provides for an initial annual base salary of $310,000 (which is subject to review at least annually for adjustment based on Mr. Ryman’s performance) and provides that Mr. Ryman is eligible to receive annual cash incentive compensation as determined by, and based on performance measures established by, the board of directors of Reliant Bancorp or Reliant Bank (or a committee thereof). Mr. Ryman’s annual base salary for 2021 is $325,000.
If Mr. Ryman’s employment is terminated by Reliant Bank without cause (as defined in the employment agreement) or by Mr. Ryman for good reason (as defined in the employment agreement) during the term of the employment agreement (and not within 12 months following a change in control (as defined in the employment agreement)), Mr. Ryman will be entitled to severance in an amount equal to one times his annual base salary as of the date of termination. Additionally, Reliant Bank will pay for health insurance continuation coverage for Mr. Ryman and his dependents for up to one year. If Mr. Ryman’s employment is terminated by Reliant Bank (or its successor) without cause or by Mr. Ryman for good reason, in either case within 12 months following a change in control, Mr. Ryman will be entitled to severance in an amount equal to two times his annual base salary as of the date of termination, as well as health insurance continuation coverage for himself and his dependents for up to 18 months, with such coverage to be paid for by Reliant Bank (or its successor).
John R. Wilson
Mr. Wilson is party to an employment agreement with Reliant Bancorp and Reliant Bank dated June 22, 2020. Mr. Wilson’s employment agreement has a two-year term; however, the term of the employment agreement is automatically extended annually for an additional one-year period (such that the remaining term of the employment agreement at the time of each such extension is two years) unless a party timely elects to not permit the term of the agreement to be extended in this manner. The employment agreement provides for an initial annual base salary of $375,000 (which is subject to review and adjustment at least annually by the Compensation Committee) and provides that Mr. Wilson is eligible to receive annual incentive compensation as determined by, and based on performance measures established by, the board of directors. Mr. Wilson’s annual base salary for 2021 is $400,000.
If Mr. Wilson’s employment is terminated by Reliant Bancorp or Reliant Bank without cause (as defined in the employment agreement) or by Mr. Wilson for good reason (as defined in the employment agreement) during the term of the employment agreement (and not within 12 months following a change in control (as defined in the employment agreement)), he will be entitled to severance benefits equal to one times his annual base salary as of the date of termination. Additionally, Reliant Bank will pay for health insurance continuation coverage for Mr. Wilson and his dependents for up to 12 months. If, within 12 months following a change in control, Mr. Wilson’s employment is terminated by Reliant Bank (or its successor) without cause or by Mr. Wilson for good reason, he will be entitled to receive severance benefits equal to two times his annual base salary as of the date of termination, as well as health insurance continuation coverage for himself and his dependents for up to 18 months, with such coverage to be paid for by Reliant Bank (or its successor).
General Provisions
Each of the employment agreements described above contains covenants relating to the use and non-disclosure of confidential information which apply in perpetuity and covenants relating to non-solicitation of customers and employees that apply for 12 months following the termination of the executive’s employment. Additionally, each of the employment agreements contains covenants restricting the executive’s ability to affiliate with any person or group of persons proposing to establish a new bank or other financial institution for 12 months following the termination of the executive’s employment. Further, each of the employment agreements provides that the executive is entitled to certain perquisites and employee benefits generally made available to Reliant Bancorp and/or Reliant Bank executive officers.
Separation Agreement
Louis E. Holloway
In connection with Mr. Holloway’s retirement, on June 22, 2020 (the “Holloway Retirement Date”), the Company, the Bank, and Mr. Holloway entered into the Holloway Separation Agreement. The Holloway Separation Agreement became effective as of June 30, 2020, following the end of the applicable revocation period. The Holloway Separation Agreement provides for the Company and the Bank to pay Mr. Holloway a severance benefit equal to one times his annual base salary as of the Holloway Retirement Date, payable bi-monthly in 24 equal installments, along with a transition payment equal to one month of Mr. Holloway’s then-current base salary. Additionally, the Company and the Bank will pay for health insurance continuation coverage for Mr. Holloway and his dependents for up to 13 months following the Holloway Retirement Date. Further, the Company and the Bank accelerated the vesting of 3,000 shares of restricted stock and 2,000 RSUs previously awarded to Mr. Holloway to the extent the same were not by their terms vested as of the Holloway Retirement Date and would otherwise be forfeited upon Mr. Holloway’s separation from the Company and the Bank. Pursuant to the Holloway Separation Agreement, Mr. Holloway provided a customary general release of claims against the Company and the Bank and their subsidiaries and affiliates (and other related parties), including claims arising out of his employment with the Company and the Bank or the termination thereof.
COMPENSATION OF DIRECTORS
2020 Director Compensation
It is the role of the Compensation Committee, on behalf of the board, to review and recommend to the board the compensation of the Company’s non-employee directors. In performing this role, the Compensation Committee regularly meets with and receives reports and information from Blanchard, its independent compensation consultant. The board and the Compensation Committee believe that director compensation should attract and retain qualified directors and compensate them for the significant time commitment and substantial contributions they are expected to make in their capacities as directors and that the compensation should align the directors’ interests with the long-term interests of the Company’s shareholders. The compensation program for the Company’s non-employee directors is a combination of cash and equity and is assessed and reviewed at least annually.

In 2020, each member of the Reliant Bancorp board of directors also served as a member of the Reliant Bank board of directors. Each non-employee member of the Reliant Bancorp and Reliant Bank boards of directors received a combined annual retainer for his or her service on the boards, as well as additional compensation for committee service. During 2020, our non-employee directors received compensation for board and committee service based on the following general compensation schedule:
Compensation Element	Cash(1)	Equity
Annual Retainer	$30,000	1,200 RSUs(2)
	Additional Compensation
Lead Independent Director	$11,500	—
Committee Chair
Audit	$12,000	—
Compensation	$4,500	—
NCGC	$4,500	—
Executive	$4,500	—
Non-Chair Committee Member
Audit	$6,000	—
Compensation	$3,000	—
NCGC	$3,000	—
Executive	$3,000	—
(1)	Annualized cash fees.
(2)
On July 21, 2020, all then non-employee members of the Reliant Bancorp board were granted 1,200 RSUs (convertible into common stock on a one-for-one basis). Each award vests in full on the one-year anniversary of the date of grant.

The table below includes fees payable to Reliant Bancorp board members for service on the Reliant Bank board and board committees. The following is a summary of the compensation payable by Reliant Bancorp to its non-employee directors for the fiscal year ended 2020.
Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Homayoun Aminmadani	33,000	17,772(3)	—	—	—	—	50,772
Charles Trimble Beasley	36,000	17,772(3)	—	—	—	—	53,772
Robert E. Daniel	40,500	17,772(3)	—	—	—	—	58,272
William Ronald DeBerry	33,000	17,772(3)	—	—	—	—	50,772
Sharon H. Edwards	56,500	17,772(3)	—	—	—	—	74,272
Darrell S. Freeman, Sr.	39,000	17,772(3)	—	—	—	—	56,772
James Gilbert Hodges	33,000	17,772(3)	—	—	—	—	50,772
William Lawson Mabry(4)	24,750	17,772(3)	—	—	—	—	42,522
Connie S. McGee	36,000	17,772(3)	—	—	—	—	53,772
Linda E. Rebrovick	33,000	17,772(3)	—	—	—	—	50,772
Ruskin A. Vest	33,000	17,772(3)	—	—	—	—	50,772
Michael E. Wallace(4)	27,000	17,772(3)	—	—	—	—	44,772
(1)	Employee-director DeVan D. Ard, Jr., our Chairman and Chief Executive Officer, is not separately compensated for his service on the boards of directors of Reliant Bancorp and Reliant Bank.
(2)
Pro rata fees were paid if a director served on the boards of directors of Reliant Bancorp and Reliant Bank for less than the entire year or if committee composition re-assignments occurred during the year.

(3)
On July 21, 2020, all then non-employee members of the Reliant Bancorp board were granted 1,200 RSUs (convertible into common stock on a one-for-one basis). Each award vests in full on the one-year anniversary of the date of grant. The compensation figures presented reflect a grant date fair value of $14.81 per share. No other stock awards were outstanding to non-employee directors as of December 31, 2020.

(4)	Messrs. Mabry and Wallace were appointed to the boards of directors of Reliant Bancorp and Reliant Bank on April 1, 2020, in connection with Reliant Bancorp’s acquisition of FABK.

2021 Director Compensation
The 2020 director compensation structure will be carried forward to 2021 (including the combined annual retainer of $30,000 per year), but is subject to adjustment as the board sees fit in conjunction with the advice of the Compensation Committee and its independent consultant.
PROHIBITIONS ON HEDGING
The Company has an anti-hedging policy that prohibits directors, officers, and employees from engaging in short sales or hedging, including through the use of financial instruments such as prepaid variable forward contracts, equity swaps, collars, exchange funds, or other hedging on the Company’s securities, including our common stock. Such transactions violate our Insider Trading Policy. Directors, officers, and employees must certify compliance with the Insider Trading Policy annually.
EXECUTIVE OFFICER AND DIRECTOR STOCK OWNERSHIP GUIDELINES POLICY
In July 2020, the board adopted the Reliant Bancorp, Inc. Stock Ownership Guidelines (the “Ownership Guidelines”) for executive officers and non-employee directors. In general, executive officers and non-employee directors have until the later of (i) five years from the effective date of the Ownership Guidelines and (ii) five years from their appointment as executive officers or five years from their election or appointment to the board of directors, respectively, to come into compliance with the stock ownership requirements. In addition, each executive officer and non-employee director is required to retain 100% of any after tax shares received from the vesting of awards or exercise of stock options until he or she is in compliance with the applicable stock ownership requirements. The purpose of the Ownership Guidelines is to encourage our executive officers and non-employee directors to own and retain shares of our common stock, thereby aligning their interests with those of our shareholders.
The Compensation Committee will annually review the Ownership Guidelines, and may recommend to the board of directors changes to the Ownership Guidelines for approval by the board. The Compensation Committee has the authority to grant exceptions to the Ownership Guidelines on an individual, case-by-case basis, including, for example, in situations of bona fide personal financial need or family hardship.
The table below describes the Ownership Guidelines for executive officers and non-employee directors. In addition to shares held outright by the executive officer or non-employee director, unvested restricted shares, shares underlying unvested stock-settled RSUs, and shares held in tax-deferred accounts (e.g., a 401(k) plan) count towards ownership levels. Unvested stock options and unearned performance shares, if applicable, are not counted toward the required stock ownership.
Stock Ownership Guidelines
Role	Multiple of Annual Base Salary or Annual Cash Retainer
Chief Executive Officer	3x
Other Executive Officers	2x
Non-Employee Directors	5x

AUDIT COMMITTEE REPORT
The Audit Committee consists entirely of non-employee directors all of whom have been determined by the board of directors to qualify as independent directors as defined in Section 10A of the Exchange Act and pursuant to the rules and regulations of Nasdaq and the SEC. The Audit Committee operates under a written charter adopted by the board of directors. The Audit Committee’s charter is evaluated annually to ensure compliance with SEC rules and regulations and Nasdaq listing standards and was last revised on January 20, 2021. A copy of the Audit Committee’s charter is available on our website (https://www.reliantbank.com) under the tab titled “Investor Relations” followed by the tab titled “Governance Documents.”
The Audit Committee oversees the Company’s auditing, accounting, and financial reporting processes on behalf of the board of directors. In fulfilling its oversight responsibilities, the Audit Committee, among other things, reviewed and discussed the Company’s audited consolidated financial statements as of and for the year ended December 31, 2020, with management and with the Company’s independent registered public accountants. The Audit Committee considered the adequacy of the Company’s internal controls and the quality of its financial reporting, and it discussed these matters with management and with Maggart & Associates, P.C., the Company’s independent registered public accountants.
The Audit Committee is directly responsible for the appointment, retention, compensation, and oversight of the Company’s independent auditors. The Audit Committee reviewed with our independent auditors, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters required to be discussed by Auditing Standard No. 1301 (Communications with Audit Committees). In addition, the Audit Committee has received from our independent auditors the written disclosures and the letter from our independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding our independent auditors’ communication with the Audit Committee concerning independence, and the Audit Committee has discussed with our independent auditors our independent auditors’ independence from the Company and its management. The Audit Committee also considered whether our independent auditors’ provision of non-audit services to the Company is compatible with the auditors’ independence and has concluded that its provision of such non-audit services is compatible with the auditors’ independence.
The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with our internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC.
Submitted by the Audit Committee of the Board of Directors:

Sharon H. Edwards (Chairperson)
Charles Trimble Beasley
William Ronald DeBerry
Connie S. McGee
Michael E. Wallace
The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in such filing.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Maggart & Associates, P.C. as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2021. Maggart & Associates, P.C. has served as our independent registered public accounting firm since its appointment in 2006. A representative of Maggart & Associates, P.C. is expected to be present at the Annual Meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.
Fees
The following table presents the aggregate fees billed to Reliant Bancorp for professional services rendered by Maggart & Associates, P.C. for the fiscal years ended December 31, 2020, and December 31, 2019.
	2020	2019
Audit Fees(1)	$311,600	$237,860
Audit Related Fees(2)	16,700	16,300
Tax Fees	—	—
All Other Fees	—	—
Total	$328,300	$254,160
(1)
Audit fees are for professional services for the audit of the Company’s financial statements included in its Annual Report on Form 10-K, for the review of the Company’s financial statements included in its Quarterly Reports on Form 10-Q, and for services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)
Audit-related fees are fees for audits of employee benefit plans, services rendered in connection with a required regulatory audit for the U.S. Department of Housing and Urban Development and fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements.

The charter of the Audit Committee provides that the duties and responsibilities of the Audit Committee include the pre-approval of all services that may be provided to Reliant Bancorp by its independent accountants, whether or not related to the audit. In fiscal years 2020 and 2019, the fees described above were approved by the Audit Committee.
Required Vote
If a quorum is present, this Proposal 4 will be approved if the votes cast for ratification exceed the votes cast against ratification. If this Proposal 4 is not approved, the matter will be referred to the Audit Committee for further review.
Recommendation of our Board of Directors
OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF MAGGART & ASSOCIATES, P.C. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2021.

ADDITIONAL INFORMATION
Shareholder Proposals for Next Year’s Annual Meeting of Shareholders
Shareholders who, in accordance with Rule 14a-8 of the Exchange Act, wish to present proposals for inclusion in our proxy statement and form of proxy for our 2022 annual meeting of shareholders must submit their proposals so that they are received by us at our principal executive offices, addressed to our Corporate Secretary, no later than December 10, 2021.
Although information received after such date will not be included in the proxy materials sent to shareholders, a shareholder proposal may still be presented at the 2022 annual meeting of shareholders if such proposal complies with the Company’s bylaws. In accordance with our bylaws, a shareholder proposal may be brought before an annual meeting only if such proposal is made pursuant to written notice timely given to the Company’s Corporate Secretary accompanied by certain information required by our bylaws. To be timely, a shareholder’s written notice must be received by the Company no earlier than 120 days and no later than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date, then to be timely such notice must be received by the Company by the close of business on the 10th day following the date of public disclosure of such meeting. For shareholder proposals for the 2022 annual meeting of shareholders, written notice must be received between January 13, 2022 and February 12, 2022.
How can I obtain Reliant Bancorp’s Annual Report?
The Company’s 2020 Annual Report to Shareholders is being made available to shareholders with this Proxy Statement. The Annual Report to Shareholders is not a part of the proxy solicitation materials.
A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, excluding certain exhibits thereto, may be obtained without charge by writing to Reliant Bancorp, Inc., 6100 Tower Circle, Suite 120, Franklin, Tennessee 37067, Attention: Chief Executive Officer. Also, the Company’s Annual Report on Form 10-K and all quarterly reports on Form 10-Q for the year ended December 31, 2020, can also be accessed via our website (https://www.reliantbank.com) under the tab titled “Investor Relations” followed by the tab titled “SEC Filings.”
Who is paying for this proxy solicitation?
We will pay for the cost of this proxy solicitation. We do not intend to solicit proxies other than by use of the mail and our website (https://www.reliantbank.com), but certain of our directors, officers, and other employees, without additional compensation, may solicit proxies personally or by telephone or email on our behalf.
Who should I contact if I have questions?
If you have questions about the Annual Meeting, this Proxy Statement, our proxy materials, or your ownership of Reliant Bancorp common stock, please contact us at (615) 221-2087, or write to Reliant Bancorp, Inc., 6100 Tower Circle, Suite 120, Franklin, Tennessee 37067, Attention: Chief Executive Officer.
OTHER MATTERS
Our management is not aware of any other matters to be presented for action at the Annual Meeting other than those mentioned in the Notice of Annual Meeting of Shareholders and referred to in this Proxy Statement. However, should any other matter requiring a vote of the shareholders arise, the representatives named on the accompanying proxy will vote in accordance with their discretion.
[***************]

RELIANT BANCORP, INC.
1736 CAROTHERS PKWY., SUITE 100
BRENTWOOD, TN 37027-8167

VOTE BY INTERNET - www.proxyvote.com
Shareholders may use the Internet to transmit voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Time, the day before the cut-off date or meeting date. Shareholders should have their proxy cards in hand when they access the web site and should follow the instructions to obtain their records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If shareholders would like to reduce the costs incurred by the company in mailing proxy materials, shareholders can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. Shareholders may sign up for electronic delivery by following the instructions above to vote using the Internet and, when prompted, shareholders should agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Shareholders may use any touch-tone telephone to transmit voting instructions up until 11:59 p.m., Eastern Time, the day before the cut-off date or meeting date. Shareholders should have their proxy cards in hand when they call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date this proxy card and return it in the postage-paid envelope the company has provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D39939-P51570 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RELIANT BANCORP, INC.

The Board of Directors recommends shareholders vote "FOR" the election of all director nominees, "FOR" Items 2 and 4, and for "1 Year" on Item 3.

1. To elect each of the following 12 nominees to serve as a director of Reliant for a term to expire at the 2022 Annual Meeting of Reliant Shareholders and until the election and qualification of his or her successor.

Nominees:

	For	Against	Abstain
1a. DeVan D. Ard, Jr.	☐	☐	☐
1b. Charles Trimble Beasley	☐	☐	☐
1c. Robert E. Daniel	☐	☐	☐
1d. William Ronald DeBerry	☐	☐	☐
1e. Sharon H. Edwards	☐	☐	☐
1f. Darrell S. Freeman, Sr.	☐	☐	☐
1g. James Gilbert Hodges	☐	☐	☐
1h. William Lawson Mabry	☐	☐	☐
1i. Connie S. McGee	☐	☐	☐
1j. Linda E. Rebrovick	☐	☐	☐
1k. Ruskin A. Vest	☐	☐	☐
1l. Michael E. Wallace	☐	☐	☐
2. Approval, on a non-binding, advisory basis, of Reliant's named executive officers' compensation.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
3. A non-binding advisory vote on the frequency with which Reliant should conduct future non-binding advisory shareholder votes on the compensation of Reliant's named executive officers.	☐	☐	☐	☐

	For	Against	Abstain
4. To ratify the Audit Committee's selection of Maggart & Associates, P.C. as Reliant's independent registered public accounting firm for the fiscal year ending December 31, 2021.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

	Yes	No
Please indicate if shareholder plans to attend this meeting.	☐	☐

Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders:
The Proxy Statement and the 2020 Annual Report on Form 10-K are available at www.proxyvote.com.

D39940-P51570

RELIANT BANCORP, INC.
Annual Meeting of Shareholders
May 13, 2021, 5:00 p.m., Central Time
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) DeVan D. Ard, Jr., the Chairman and Chief Executive Officer of Reliant Bancorp, Inc. ("Reliant"), and Gerald ("Jerry") Cooksey, Jr., the Chief Financial Officer of Reliant, as proxies. This appointment applies to each of them separately, allows them to appoint substitutes as needed, and allows them to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Reliant that the shareholder(s) is/are entitled to vote at the Annual Meeting of Reliant Shareholders to be held at 5:00 p.m., Central Time, on May 13, 2021, at Reliant's offices located at 6100 Tower Circle, Suite 120, Franklin, Tennessee 37067, and at any adjournment or postponement of the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side